SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

King Pharmaceuticals, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
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____________________________________________________________________________________
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      4) Date Filed:

King Pharmaceuticals,® Inc. 501 Fifth Street Bristol, TN 37620
Brian A. Markison Chairman of the Board, President and Chief Executive Officer

April 15, 2008

To the Shareholders of KING PHARMACEUTICALS, INC.:

     You are cordially invited to attend the annual meeting of shareholders of King Pharmaceuticals, Inc., to be held on May 29, 2008 at 9:00 a.m. Eastern Daylight Time, at The Umstead Hotel, 100 Woodland Pond, Cary, North Carolina 27513. At the meeting, you will be asked to:

  elect three Class I directors to serve until the 2009 annual meeting of shareholders;

  ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

  consider and act upon any other matters which properly come before the annual meeting or any adjournment of the meeting.

     This year, new Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders through the Internet. We are pleased to take advantage of these new rules and believe that they enable us to provide our shareholders with the information that they need while lowering the cost of delivery and reducing the environmental impact of our annual meeting.

     In connection with the meeting, we have mailed you a Notice of Internet Availability of Proxy Materials, which provides instructions on how to obtain a proxy statement and a form of proxy through the Internet or, if you wish, in printed form.

     Your vote is very important. Whether or not you plan to attend the meeting, please vote by promptly using the available telephone or Internet voting systems or, if you have obtained a printed proxy card and would prefer to vote by mail, by completing, signing, dating and returning your proxy card. Instructions for using these alternatives are enclosed. I urge you to vote as soon as possible.

     Detailed information relating to King’s activities and operating performance during 2007 is contained in our annual report. The annual report is available for viewing at the website indicated on the Notice of Internet Availability of Proxy Materials, but it is not a part of the proxy soliciting material. If you would like to obtain a printed copy of the annual report, please see the instructions contained on the Notice of Internet Availability of Proxy Materials.

Very truly yours,

BRIAN A. MARKISON
Chairman of the Board,
President and Chief Executive Officer

KING PHARMACEUTICALS, INC.
501 Fifth Street
Bristol, Tennessee 37620
_______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 29, 2008
_______________________________

     The annual meeting of shareholders of King Pharmaceuticals, Inc. will be held on Thursday, May 29, 2008 at 9:00 a.m., Eastern Daylight Time, at The Umstead Hotel, 100 Woodland Pond, Cary, North Carolina 27513, for the following purposes:

1.	Election of Directors. To elect three Class I directors to serve until the 2009 annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only those shareholders of record at the close of business on March 24, 2008 are entitled to notice of, and to vote at, the annual meeting and any adjournment thereof. On that day, 246,041,001 shares of common stock were outstanding. Each share entitles the holder to one vote.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES W. ELROD
General Counsel and Secretary

April 15, 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please vote by using the available telephone or Internet voting systems or, if you have obtained a printed proxy card and prefer to vote by mail, by promptly completing, signing, dating and returning your proxy card. Instructions for using these alternatives are enclosed.

ADMISSION TO THE MEETING

If you wish to attend the shareholders’ meeting, you will be required to present your Notice of Internet Availability of Proxy Materials. You and one guest may attend the meeting. You and any guest will also be required to present valid photographic identification in order to enter the meeting.

i

KING PHARMACEUTICALS, INC.
501 Fifth Street
Bristol, Tennessee 37620
_________________________________

Proxy Statement
for 2008 Annual Meeting of Shareholders
_________________________________

     The Board of Directors of King Pharmaceuticals, Inc. (“King” or “the company”) requests that you allow your common stock to be represented at the 2008 annual meeting of shareholders by the proxies named on the enclosed proxy card. The Notice of Internet Availability of Proxy Materials was sent to you in connection with this request and was mailed to all shareholders beginning on or about April 15, 2008.

INFORMATION ABOUT THE ANNUAL MEETING

Why did you provide me this proxy statement?

     We have made these proxy materials available to you through the Internet, or, upon your request, have delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the 2008 annual meeting of shareholders. This proxy statement, along with the accompanying Notice of Annual Meeting of Shareholders, describes the purposes of the meeting and the information you need to know to vote at the meeting.

When is the annual meeting?

     The meeting will be held on Thursday, May 29, 2008 at 9:00 a.m. Eastern Daylight Time.

Where will the annual meeting be held?

     The meeting will be held at The Umstead Hotel, 100 Woodland Pond, Cary, North Carolina 27513.

What items will be voted on at the meeting?

     You will be voting on the following matters:

1.	Election of Directors. To elect three Class I directors to serve until the 2009 annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who can vote?

     You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, March 24, 2008. Each shareholder is entitled to one vote for each share of common stock held on that date. On the record date, there were 246,041,001 shares of common stock outstanding and entitled to vote.

How do I vote by proxy?

     You may choose one of the following ways to vote by proxy:

     Vote by Internet: You may vote using the Internet site listed on the Notice of Internet Availability of Proxy Materials. This site will give you the opportunity to make your selections and confirm that your voting instructions have been followed. Internet voting procedures authenticate your identity by use of a unique control number found on the Notice. To vote through the Internet, you must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. King does not charge any separate fees for access to the Internet voting web site.

     Vote by Telephone: Registered and most beneficial shareholders can also vote by telephone by calling the toll-free number (available for calls originating in the United States and Canada) listed on the Notice of Internet Availability of Proxy Materials. To vote, enter the control number listed on your Notice and follow the simple recorded instructions.

     Vote by Mail: If you choose to vote by mail, you must request a proxy card by obtaining printed proxy materials. Instructions for obtaining these materials appear on the Notice of Internet Availability of Proxy Materials. Once you receive your proxy card, simply mark it and then sign, date and return it in the envelope provided. Note that requests for printed proxy materials must be received by May 15, 2008.

     If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How long do I have to vote?

     If you choose to cast your vote using the Internet or by telephone, you must do so by 11:59 p.m., Eastern Daylight Time, on Wednesday, May 28, 2008, the day before the annual meeting. Votes submitted by mail must be received prior to the annual meeting. If you hold your shares beneficially in street name through a nominee, you should follow the instructions you receive from your nominee.

What are my voting options?

     For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For all other proposals, you may vote “For” or “Against” or you may “Abstain” from voting.

What are the Board’s recommendations?

     The Board recommends that you vote:

  “For” the election of all of its nominees for director, and

  “For” the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

     If you return a signed proxy card but do not specify how you want to vote your shares, we will vote them according to the recommendations of the Board described above.

     If any matters other than those set forth above are properly brought before the annual meeting, the individuals named on your proxy card may vote your shares in accordance with the recommendations of management.

How do I change or revoke my proxy?

     You can change or revoke your proxy at any time before it is voted at the annual meeting by:

  submitting another proxy in writing, by telephone or via the Internet as of a more recent date than that of the proxy first given,

  attending the annual meeting, where you can revoke your proxy and vote in person, or sending written notice of revocation to our Assistant Secretary, William L. Phillips III, at 501 Fifth Street, Bristol, Tennessee 37620.

     If you choose to change or revoke your vote via the Internet or by telephone, you must do so by 11:59 p.m., Eastern Daylight Time, on Wednesday, May 28, 2008, the day before the annual meeting. Changes or revocations submitted by mail must be received prior to the annual meeting.

Will my shares be voted if I do not vote by proxy?

     If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote at the meeting in person or as described above under “How do I vote by proxy?”

     If your shares are held in “street name” through a nominee (such as a bank or broker) and you do not provide voting instructions to the nominee that holds your shares, the nominee has the discretionary authority to vote your unvoted shares on certain matters. A “broker non-vote” arises when a broker, financial institution or other holder of record that holds shares in street name does not receive instructions from a beneficial owner and does not have the discretionary authority to vote on a particular item. Under current New York Stock Exchange rules, brokers have discretionary authority to vote on the proposal regarding the election of directors and the proposal regarding the ratification of the appointment of our independent registered public accounting firm.

     We encourage you to provide voting instructions to your nominee. Doing so will ensure that your shares will be voted in the manner you desire.

Who will count the votes?

     A representative from Broadridge Financial Solutions, Inc. will count the votes and serve as our inspector of election. The inspector of election will be present at the meeting.

How many votes are required?

     If a quorum is present at the annual meeting:

  the director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting,

  ratification of the appointment of the independent registered public accounting firm will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes, and approval of other matters submitted to the shareholders will require that the affirmative votes of the shares of common stock present or represented by proxy at the meeting exceed the opposing votes.

What constitutes a “quorum” for the meeting?

     A majority of the outstanding shares of common stock, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. Abstentions and broker non-votes do not count in the voting results and have no effect on the result of the vote on the proposal to elect directors and the proposal to ratify the appointment of the independent registered public accounting firm.

Who pays for the solicitation of proxies?

     We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, regular employees of King and paid solicitors may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies. We have retained Georgeson Inc. to assist in the solicitation for a fee of approximately $7,500 plus reasonable out-of-pocket expenses.

When are 2009 shareholder proposals due?

     Proposals by shareholders to be considered for inclusion in the materials related to solicitation of proxies by the Board of Directors for the annual meeting in 2009 must be received by our Assistant Secretary, William L. Phillips III, at 501 Fifth Street, Bristol, Tennessee 37620, no later than 120 days prior to the date that is one year from the date on which the Notice of Internet Availability of Proxy Materials was first mailed to shareholders, April 15, 2008. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must also comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended.

     Shareholder proposals not submitted for inclusion in the Board of Directors’ proxy statement but which are received not less than sixty nor more than ninety days prior to the date of the 2009 annual meeting may be eligible to be presented at the meeting. If less than seventy days’ notice or public disclosure of the date of the 2009 annual meeting is given or made to shareholders, notice of a shareholder proposal, to be timely, must be received by the Assistant Secretary not later than the close of business on the tenth day following the date on which notice of the date of the 2009 annual meeting is mailed or public disclosure of the date is made. Shareholder proposals which are received outside of these required periods will be considered untimely. The Chairman may exclude an untimely proposal from consideration or, if the proposal is considered, any proxy given pursuant to the Board’s solicitation of proxies will be voted in accordance with the recommendation of management.

CORPORATE GOVERNANCE

     We are committed to effective corporate governance and believe it is important to our long-term performance and ability to create value for our shareholders. Our Board of Directors has adopted Corporate Governance Guidelines which are available at www.kingpharm.com by first choosing “Investors” and then “Governance,” and they are also available to any shareholder who requests a copy from our Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Nominees for Election as Class I Directors (Terms to Expire in 2009)

     R. Charles Moyer, Ph.D., age 62, has served as a director since December 2000. Dr. Moyer presently serves as Dean of the College of Business at the University of Louisville. He is Dean Emeritus of the Babcock Graduate School of Management at Wake Forest University, having served as Dean from 1996 until his retirement from this position in August 2003, and as a professor from 1988 until 2005. Dr. Moyer held the GMAC Insurance Chair of Finance at Wake Forest University. Prior to joining the faculty at Wake Forest in 1988, Dr. Moyer was Finance Department Chairman at Texas Tech University. Dr. Moyer earned his Doctorate in Finance and Managerial Economics from the University of Pittsburgh in 1971, his Master of Business Administration degree from the University of Pittsburgh in 1968 and his Bachelor of Arts degree in Economics from Howard University in 1967.

     D. Greg Rooker, age 60, has served as a director since October 1997. Mr. Rooker is the former owner and President of Family Community Newspapers of Southwest Virginia, Inc., Wytheville, Virginia, which consisted of six community newspapers and a national monthly motor sports magazine. He retired from this position in 2000. He is a co-founder of The Jason Foundation and Brain Injury Services of SWVA, Inc., each a non-profit organization providing services to brain injury survivors. Mr. Rooker serves as Secretary/Treasurer of The Jason Foundation and as a member of the Board of Directors of Brain Injury Services of SWVA, Inc. Mr. Rooker graduated from Northwestern University with a degree in Journalism in 1969.

     Ted G. Wood, age 70, has served as a director since August 2003 and as Lead Independent Director since May 2007. Mr. Wood was the Non-Executive Chairman from May 2004 until May 2007. He is retired from The United Company in Bristol, Virginia, where he served as Vice Chairman from January 2003 until August 2003. He previously served as President of the United Operating Companies from 1998 to 2002. Mr. Wood was previously a director of King from April 1997 to May 2000. From 1992 to 1993, he was President of Boehringer Mannheim Pharmaceutical Corporation in Rockville, Maryland. From 1993 to 1994, he was President of KV Pharmaceutical Company in St. Louis, Missouri. From 1975 to 1991, he was employed by SmithKline Beecham Corporation where he served as President of Beecham Laboratories from 1988 to 1989 and Executive Vice President of SmithKline from 1990 to 1991. Mr. Wood is also a member of the board of directors of Alpha Natural Resources, Inc., a publicly-held corporation. He graduated from the University of Kentucky with a Bachelor of Science degree in Commerce in 1960. In 1986 he completed the Advanced Management Program at Harvard University.

Incumbent Directors — Class II (Terms to Expire in 2009)

     Earnest W. Deavenport, Jr., age 70, has served as a director since May 2000. In 2002, he retired as Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, Kingsport, Tennessee, where he was employed in various capacities since 1960. He was Chairman of the National Association of Manufacturers in 1998 and is currently a member of the National Academy of Engineering. Mr. Deavenport is also a member of the boards of directors of Zep, Inc. and Regions Financial Corporation, each a publicly-held company. Mr. Deavenport graduated from the Massachusetts Institute of Technology with a Master of Science degree in Management in 1985 and from Mississippi State University with a Bachelor of Science degree in Chemical Engineering in 1960.

     Elizabeth M. Greetham, age 58, has served as a director since November 2003. She recently retired as the Chief Executive Officer and President of ACCL Financial Consultants Ltd. From 1998 until 2004 she was a director of DrugAbuse Sciences, Inc. and served as its Chief Executive Officer from August 2000 until 2004 and as Chief Financial Officer and Senior Vice President, Business Development from April 1999 to August 2000. Prior to joining DrugAbuse Sciences, Inc., Ms. Greetham was a portfolio manager with Weiss, Peck & Greer, an institutional investment management firm, where she managed the WPG Life Sciences Funds, L.P., which invests in select biotechnology stocks. She was previously a consultant to F. Eberstadt & Co. In total, Ms. Greetham has over 25 years of experience as a portfolio manager and health care analyst in the United States and Europe. She is a member of the boards of directors of Ligand Pharmaceuticals Incorporated, a publicly-held company. Ms. Greetham earned a Master of Arts (Honours) degree in Economics from the University of Edinburgh, Scotland in 1971.

Incumbent Directors — Class III (Terms to Expire in 2010)

     Philip A. Incarnati, age 54, has served as a director of King since November 2006. He has served as President and Chief Executive Officer of McLaren Health Care Corporation, an integrated health care system, since 1989. Before joining McLaren, Mr. Incarnati held top-level executive positions with the Wayne State University School of Medicine, Detroit Receiving Hospital and University Health Center, and Horizon Health System. Mr. Incarnati also serves on the board of Medical Staffing Network, Inc., a publicly-traded company, and on the board of PHNS, Inc. Mr. Incarnati earned both a Bachelor’s Degree and a Master’s Degree in management and finance from Eastern Michigan University (EMU). He has been a member of the EMU Board of Regents since 1992, when he was appointed by former Michigan Governor John Engler, serving as its Chairman from 1995 until 2005.

     Gregory D. Jordan, Ph.D., age 56, has served as a director since June 2001. He has served as President of King College in Bristol, Tennessee since 1997, having joined the King College faculty in 1980. He received his Bachelor of Arts degree from Belhaven College in 1973; his Master of Arts and Divinity degrees from Trinity Evangelical Divinity School in 1976 and 1977, respectively; his Doctorate in Hebraic and Cognate Studies from Hebrew Union College Jewish Institute of Religion in 1987; and his Master of Business Administration degree from the Babcock Graduate School of Management at Wake Forest University in 2004.

     Brian A. Markison, age 48, was elected as Chairman of the Board in May 2007. He has served as President and Chief Executive Officer and a director since July 2004. He joined King as Chief Operating Officer and served in that position from March 2004 until July 2004. Previously, Mr. Markison held various positions with Bristol-Myers Squibb beginning in 1982, most recently as President of Bristol-Myers Squibb’s Oncology, Virology and Oncology Therapeutics Network businesses. Between 1998 and 2001, he served variously as Senior Vice President, Neuroscience/Infectious Disease; President, Neuroscience/Infectious Disease/Dermatology; and Vice President, Operational Excellence and Productivity. He also held various sales and marketing positions. Mr. Markison is a member of the Board of Directors of Immunomedics, Inc., a publicly-held corporation. He graduated from Iona College in 1982 with a Bachelor of Science degree.

Role of the Board

     Pursuant to Tennessee law, our business, property and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of King Pharmaceuticals, Inc., but is not involved in day-to-day operations. Members of the Board keep informed of our business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers and independent registered public accounting firm.

Board Structure

     We currently have eight directors, divided into three groups: Class I directors, Class II directors and Class III directors. Formerly, each class of directors was elected to serve until the third annual meeting of shareholders following its election. At the 2007 annual meeting of shareholders, King’s shareholders approved an amendment to our charter to provide for the annual election of directors, commencing with the Class I directors whose terms expire as of this year’s annual meeting of shareholders. This change means that the Class I directors who are elected at the annual meeting will serve until the 2009 annual meeting of shareholders or until their successors are duly elected and qualified, unless they earlier resign or are removed. Class II and Class III directors are expected to complete their original three-year terms, which expire as of the 2009 and 2010 annual meetings of shareholders, respectively. Following the annual meeting in 2010, all directors will stand for election annually.

Independent Directors

     The Board has determined that the following directors are independent from the company under the independence standards of the New York Stock Exchange: Earnest W. Deavenport, Jr., Elizabeth M. Greetham, Philip A. Incarnati, Gregory D. Jordan, R. Charles Moyer, D. Greg Rooker and Ted G. Wood. In evaluating Ms. Greetham’s status as an independent director of King, the Board considered her service as a director of Ligand Pharmaceuticals, Inc., a company with which King has a contractual relationship. The Board also considered the nature of the relationship between King and Ligand. On the basis of its review, the Board determined that Ms. Greetham’s relationship with Ligand does not affect her status as an independent director of King.

2007 Board Meetings

     In 2007, the Board met thirteen times. All directors attended at least 75% of the aggregate of all of the Board meetings and meetings held by committees of which they were members.

Board Committees

     The Board has appointed an Audit Committee, a Compensation and Human Resources Committee and a Nominating and Corporate Governance Committee, each member of which has been determined by our Board of Directors to be independent of King pursuant to the listing standards of the New York Stock Exchange (“NYSE”). Each of these committees operates pursuant to a written charter adopted by our Board of Directors. Each charter is available through our website, www.kingpharm.com, by first choosing “Investors” and then “Governance,” and each is also available to any shareholder who requests a copy from our Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620. The Board has also formed a Risk Committee composed of all directors.

     The Audit Committee currently consists of R. Charles Moyer (Chair), Elizabeth M. Greetham, Philip A. Incarnati and D. Greg Rooker. The Audit Committee has the authority and responsibility, among other obligations, to select, retain, compensate, terminate and oversee the work of our independent registered public accounting firm; to assess the qualifications and independence of our independent registered public accounting firm; to pre-approve auditing, audit-related and permitted non-auditing services rendered by our independent registered public accounting firm; to discuss with the independent registered public accounting firm the results of the annual audit and quarterly reviews of financial statements; to review and evaluate management’s conduct of King’s financial reporting processes (including the development and maintenance of systems of internal accounting and financial control); to oversee King’s compliance with certain legal and regulatory requirements; to oversee the performance of King’s internal audit function, which is a responsibility of the Compliance Office; to monitor compliance with King’s investment policy; and to make reports to the Board periodically with respect to its work. The Board of Directors has determined that each member of the Audit Committee meets the independence, experience and other qualification requirements of the NYSE and the Securities and Exchange Commission (“SEC”) and that Dr. Moyer and Ms. Greetham, each of whom serves on the Audit Committee, are “audit committee financial experts,” as defined by the rules of the Securities and Exchange Commission. None of the Committee’s members serves on more than three public company audit committees. The Audit Committee met five times during 2007.

     The Compensation and Human Resources Committee, which currently consists of Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood, has the authority and responsibility, among other obligations, to establish and periodically review a general compensation philosophy for the executive officers; to annually review and approve the corporate goals and objectives upon which the compensation of the chief executive officer (“CEO”) is based, evaluate the CEO’s performance in light of these goals and objectives and determine the CEO’s compensation; to review and approve the recommendations of the CEO with regard to the compensation and benefits of the executive officers; in conjunction with the Nominating and Corporate Governance Committee, to review annually and make recommendations to the Board with respect to the compensation (including any equity-based compensation) of non-employee directors; to oversee the management development process, including an annual review of plans for executive officer succession; and to oversee regulatory compliance with respect to compensation matters. In 2007, the Committee was advised with respect to executive compensation matters by an outside consultant, James F. Reda & Associates, LLC, retained by the Committee. The Compensation and Human Resources Committee met eleven times during 2007. For additional information regarding the Compensation and Human Resources Committee and compensation matters generally, please see the Compensation Discussion and Analysis and related information which begins on page 14.

     The Nominating and Corporate Governance Committee currently consists of Gregory D. Jordan (Chair), Earnest W. Deavenport, Jr. and R. Charles Moyer. The Nominating and Corporate Governance Committee has the authority and responsibility, among other obligations, to locate, evaluate and recommend to the Board persons to be nominated for election or appointment as a director; to recommend to the Board a chair and members for each of the Board’s committees; to assist the Board and its Committees in the development and implementation of performance evaluation processes; to review annually our Corporate Governance Guidelines and recommend to the Board any changes that the Committee determines to be necessary or desirable; to assist the Board with the orientation of new directors and continuing education for existing directors; in conjunction with the Compensation and Human Resources Committee, to annually review and make recommendations to the Board with respect to the compensation (including equity-based compensation) of non-employee directors; and to examine annually the independence from King of each non-employee director and deliver to the Board the results of its review. The Nominating and Corporate Governance Committee met four times during 2007.

     The Nominating and Corporate Governance Committee may consider, in evaluating potential director nominees, any of the following factors, or other factors, which it determines to be relevant:

  Character and integrity.

  Educational background.

  Business or professional experience, including experience with financial statements, financial reporting, internal controls, executive compensation, corporate governance, employee benefits, manufacturing and regulatory issues or other relevant areas of experience.

  Familiarity with the principal operations of publicly-traded United States companies.

  Current or prior relationships with King Pharmaceuticals, Inc. or any of its subsidiaries.

  The correlation between the candidate’s experience and the Committee’s evaluation of present and future needs of the Board.

     If reviewing the qualifications of an incumbent director, the Committee also considers the past performance of the incumbent director.

     Shareholders may recommend candidates to the Committee by submitting a written recommendation to the General Counsel, 501 Fifth Street, Bristol, Tennessee 37620. The General Counsel will direct all such correspondence to the Committee.

     In order for a written shareholder recommendation to be evaluated by the Committee, it must include all information about the candidate that is required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. The written recommendation must also be accompanied by the candidate’s written consent to be named in a proxy statement as a nominee, if recommended by the Committee and nominated by the Board, and to serve as a director if appointed or elected. Additional information about the candidate may be requested by the Committee from time to time, either from the recommended person or from the recommending shareholder.

     The shareholder must also disclose, with the written recommendation, the number of shares of King’s common stock beneficially owned by the shareholder, the percentage of all outstanding common stock which the shares represent and the period of time the shareholder has beneficially owned the shares. If the shareholder is part of a group of shareholders that is making the recommendation, the shareholder must also disclose the names of the other members of the group and, for each member of the group, the number of shares of King’s common stock beneficially owned by the member, the percentage of all outstanding common stock which the shares represent and the period of time the member has beneficially owned the shares.

     Once the Committee has received all required or requested information regarding a particular shareholder-recommended candidate, the Committee will evaluate that candidate according to its established evaluation practices and, based on the results of that evaluation, will determine whether to recommend the candidate to the Board for nomination for election or appointment as a director.

     The procedure described above does not preclude a shareholder of record from making nominations of directors to be considered at an annual meeting, provided such nominations are in accordance with King’s bylaws as then in effect.

     From time to time, the Committee has retained and paid a consultant to assist it in the process of identifying or evaluating Board candidates. No candidates have been recommended to serve on the Board of Directors by a shareholder or group of shareholders who beneficially owned more than 5% of our common stock.

     The Risk Committee currently consists of all directors and is chaired by Mr. Markison. This Committee is responsible for oversight of (i) King’s risk management processes, (ii) risk assessments, (iii) risk mitigation activities, (iv) the adoption of risk tolerances, and (v) the activities and reports of management’s Enterprise Risk Management Committee, which uses an enterprise risk management approach to the management of material risks. This approach is designed to identify, assess, mitigate and manage material risks, and supports the Board’s corporate governance goals and the efforts of management to achieve strategic objectives.

Non-Management Directors

     The Board’s non-management directors regularly meet separately from the Board as a whole. King’s Corporate Governance Guidelines provide that the Chairman of the Board, if independent of King, shall serve as presiding director at meetings of the non-management directors. If the Chairman is not an independent director, then the non-management directors annually elect one of their members to serve as Lead Independent Director. The duties of the Lead Independent Director include: meeting regularly with the Chairman; facilitating communications with other members of the Board; acting as the presiding director at meetings of the non-management directors; assisting with the development of Board agendas; serving as a non-voting member of each committee on which he does not serve as a regular member; serving as a point of contact for shareholders who wish to contact the Company other than through its management; coordinating the Board’s annual self-evaluation process; and other duties as prescribed from time to time by King’s Corporate Governance Guidelines. Mr. Markison, King’s President and Chief Executive Officer, was appointed as Chairman of the Board in May 2007. Mr. Wood was appointed at the same time to serve as Lead Independent Director.

CODE OF CONDUCT AND ETHICS

     The Board has adopted a Corporate Code of Conduct and Ethics which applies to all of our directors, officers and employees. The Code appears on our website, www.kingpharm.com and is available to any shareholder who wishes to have a copy (by request to the Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620). To the extent permitted by the SEC and the NYSE regulations, we intend to disclose information as to any amendments to the Code and any waivers from provisions of the Code for our principal executive officer, principal financial officer, and certain other officers by posting the information on our website.

COMMUNICATION WITH THE BOARD OF DIRECTORS

     Interested parties may contact the Board of Directors:

  by sending correspondence to the attention of the Assistant Secretary, William L. Phillips III, King Pharmaceuticals, Inc., 501 Fifth Street, Bristol, Tennessee 37620;

  by sending email to Board@kingpharm.com; or

  by calling (888) 440-5464 and leaving a voicemail message.

     Communications should specify whether they are intended for all directors, all non-management directors, only the Chairman, or only the Lead Independent Director. Any message which does not specify its intended recipients will be treated as if intended for the entire Board. All messages will be reviewed by King’s Legal Department and its Compliance Office and any message deemed by either department to be substantive will be forwarded to the intended recipients.

     King’s Corporate Governance Guidelines provide that directors are expected to attend and participate in annual meetings of shareholders, subject to unavoidable conflicts. All directors attended the 2007 annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

     Our Corporate Code of Conduct and Ethics provides that no director, officer or employee of King shall permit his or her decisions with respect to the company to be influenced by any interest in, or personal relationship, personal contact or agreement with, King’s suppliers, contractors, customers or others doing business with King. Further, members of a director’s, officer’s or employee’s family are prohibited from receiving compensation, commissions or gifts from any company or organization that deals with King if such receipt could reasonably be construed to influence the director’s, officer’s or employee’s decisions with regard to King’s business. Actual or potential conflict of interest transactions are required to be reported to and reviewed by our Legal Department or our Compliance Office before they take place. Any change or waiver of these standards for a director or executive officer may be made only by the Board of Directors (with the interested director abstaining) and must be promptly disclosed as required by law or NYSE rules. Further, for any transaction in which a director or officer of King has a direct or indirect interest, King follows the requirements of the Tennessee Business Corporation Act, which requires that:

  the transaction must be fair to King,

  the material facts of the transaction and the director’s or officer’s interest must be disclosed or known to the Board of Directors,

  the Board of Directors must authorize, approve, or ratify the transaction, and if the transaction requires the approval of shareholders, the material facts of the transaction and director’s or officer’s interest must be disclosed or known to the shareholders entitled to vote, and the shareholders authorize, approve, or ratify the transaction.

     In addition to being required to report potential conflict transactions to the Legal Department or the Compliance Office before they take place, directors and all executive officers complete an annual questionnaire regarding their relationship with King and with other entities and persons who have a relationship with King, if any, whether for-profit businesses, non-profit or charitable organizations, civic groups or other entities or persons. These questionnaires are reviewed by the Legal Department, which advises the Board about any significant information reported.

Transactions with Related Parties

     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% shareholders or their family members or other persons which required disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this Report by reference therein.

     The Audit Committee is typically appointed by the Board immediately following the annual meeting of shareholders. Since the time of the May 2007 annual meeting, R. Charles Moyer (Chair), Elizabeth M. Greetham, Philip A. Incarnati and D. Greg Rooker have served on the Audit Committee. The Board of Directors has determined that each member of the Audit Committee meets the independence, experience and other qualification requirements of the NYSE and the SEC. None of the Committee’s members serves on more than three public company audit committees.

     The Audit Committee operates pursuant to a written charter adopted by the Board of Directors which is available on our website, www.kingpharm.com. The charter is also available to any shareholder by request to the Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620.

     Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of our financial statements and our systems of internal control, in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for expressing an opinion about those statements and controls based upon its audit. The Audit Committee, on behalf of the Board, monitors and reviews the performance of the independent registered public accounting firm and the quality and integrity of internal accounting, auditing and financial reporting practices. The Audit Committee’s other chief duties include:

  exercising sole authority to retain, compensate, terminate and oversee the work of our independent registered public accounting firm,

  pre-approving audit, audit-related and permitted non-audit services rendered by our independent registered public accounting firm,

  reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements and quarterly unaudited financial statements, and determining whether to recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K, discussing earnings press releases, as well as financial information and earnings guidance provided to analysts or rating agencies, and reviewing such information, to the extent reasonably practicable, prior to its release or distribution, reviewing and approving the written charter and annual work plans of the Compliance Office and the results of internal audits,

  receiving reports from the Corporate Compliance Officer of any allegation regarding accounting, internal control or auditing matters or any other substantial compliance issue,

  establishing and maintaining hiring policies with respect to employees or former employees of the independent auditors,

  assessing the independent registered public accounting firm’s independence from us, and periodically reporting to the Board regarding the Audit Committee’s activities.

     During 2007, the Audit Committee met five times and regularly held separate executive sessions with the independent registered public accounting firm, PricewaterhouseCoopers LLP, and also with the Chief Financial Officer, the Corporate Compliance Officer, the Vice President for Internal Audit and among the Audit Committee members. There were also numerous informal meetings and communications among the Chair, various Audit Committee members, the independent registered public accounting firm and members of management.

     The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2007. The Audit Committee has also discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”) as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements and internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm the quality of King’s accounting policies.

     The Audit Committee has obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and King that might bear on the auditors’ independence. This statement conforms to Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees” as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T. The Audit Committee has also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence. The Audit Committee has also considered whether provision of the services described under the section “Audit Fees” is compatible with maintaining the independence of the independent registered public accounting firm.

     In October 2005, as part of the settlement of a government pricing investigation, the company entered into a five-year corporate integrity agreement (the “CIA”) with the Office of Inspector General of the United States Department of Health and Human Services. In December 2005, the Audit Committee approved management’s recommendation to appoint PricewaterhouseCoopers LLP to serve as the independent review organization (“IRO”) in connection with the requirements of the CIA. PricewaterhouseCoopers LLP acted as IRO during 2007. The Audit Committee has considered whether the service of PricewaterhouseCoopers LLP as IRO is compatible with maintaining the independence of the independent registered public accounting firm.

     The Audit Committee is satisfied that PricewaterhouseCoopers LLP is independent of King.

     Based upon the results of the inquiries and actions discussed above, in reliance upon information from management and the independent registered public accounting firm, and subject to the limitations of its role, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

     The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The Members of the Audit Committee of the Board of Directors

R. Charles Moyer, Chair Elizabeth M. Greetham Philip A. Incarnati D. Greg Rooker

KING STOCK OWNERSHIP

     The following table sets forth certain information regarding the ownership of the common stock as of April 8, 2008, for (i) each person who owns more than 5% of the common stock, (ii) each director, nominee for director and executive officer of King, and (iii) all executive officers and directors of King as a group.

	Beneficial Ownership of
	Common Stock (1)(2)
		Percentage
	Number of	Outstanding
Executive Officers, Directors and 5% Shareholders	Shares	Shares
Brian A. Markison (3)	902,802	*
Joseph Squicciarino (4)	303,501	*
Stephen J. Andrzejewski (5)	288,502	*
Frederick Brouillette, Jr. (6)	226,511	*
Eric J. Bruce (7)	148,114	*
Eric G. Carter (8)	132,647	*
James W. Elrod (9)	176,748	*
James E. Green (10)	130,472	*
Earnest W. Deavenport, Jr. (11)	67,627	*
Elizabeth M. Greetham (12)	37,698	*
Philip A. Incarnati (13)	9,473	*
Gregory D. Jordan (14)	52,794	*
R. Charles Moyer (15)	61,760	*
D. Greg Rooker (16)	134,895	*
Ted G. Wood (17)	86,254	*
All executive officers and directors as a group (15 persons) (18)	2,759,795	1.1%
Lord, Abbett & Co. LLC (19)	22,937,752	9.3%
Barclays Global Investors, NA. (20)	17,287,852	7.0%
The Vanguard Group, Inc. (21)	12,814,875	5.2%

     __________________

*	Less than 1%.

(1)	Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 246,572,031 shares issued and outstanding as of April 8, 2008. Options to purchase shares which are exercisable or become exercisable within 60 days of April 8, 2008 and restricted stock units convertible into common stock within 60 days of April 8, 2008 are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Attached to each share of common stock is a preferred share purchase right to acquire one one-thousandth of a share of the company’s Series A Junior Participating Preferred Stock, no par value per share, which preferred share purchase rights are not presently exercisable.

(3)	Includes 441,022 shares issuable upon the exercise of options and 461,780 shares of restricted stock.

(4)	Includes 13,333 shares held individually, 24,304 shares issuable upon the exercise of options and 265,864 shares of restricted stock.

(5)	Includes 116,842 shares issuable upon the exercise of options and 171,660 shares of restricted stock.

(6)	Includes 137,261 shares issuable upon the exercise of options and 89,250 shares of restricted stock.

(7)	Includes 16,842 shares issuable upon the exercise of options and 131,272 shares of restricted stock.

(8)	Includes 3,547 shares issuable upon the exercise of options and 129,100 shares of restricted stock.

(9)	Includes 32,848 shares issuable upon the exercise of options and 143,900 shares of restricted stock.

(10)	Includes 1,760 shares held individually, 50,732 shares issuable upon the exercise of options and 77,980 shares of restricted stock.

(11)	Includes 8,427 shares held individually; 53,333 shares issuable upon the exercise of options; and 5,867 restricted stock units convertible into common stock within 60 days of April 8, 2008.

(12)	Includes 6,927 shares held individually; 24,904 shares issuable upon the exercise of options; and 5,867 restricted stock units convertible into common stock within 60 days of April 8, 2008.

(13)	Includes 3,606 shares held individually and 5,867 restricted stock units convertible into common stock within 60 days of April 8, 2008.

(14)	Includes 6,927 shares held individually; 40,000 shares issuable upon the exercise of options; and 5,867 restricted stock units convertible into common stock within 60 days of April 8, 2008.

(15)	Includes 2,560 shares held individually; 53,333 shares issuable upon the exercise of options; and 5,867 restricted stock units convertible into common stock within 60 days of April 8, 2008.

(16)	Includes 54,345 shares held individually; 1,350 shares held by The Jason Foundation; 73,333 shares issuable upon the exercise of options; and 5,867 restricted stock units convertible into common stock within 60 days of April 8, 2008.

(17)	Includes 53,593 shares held individually; 26,794 shares issuable upon the exercise of options; and 5,867 restricted stock units convertible into common stock within 60 days of April 8, 2008.

(18)	Includes 1,095,095 shares subject to options exercisable, and 41,069 restricted stock units convertible into common stock, within 60 days of April 8, 2008.

(19)	Based on a Schedule 13G filed with the SEC by Lord, Abbett & Co. LLC on February 14, 2008. The address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302.

(20)	Based on a Schedule 13G filed with the SEC by Barclays Global Investors, NA on February 5, 2008. The address of Barclays Global Investors, NA is 45 Fremont Street, 17th Floor, San Francisco, California 94105.

(21)	Based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 27, 2008. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

     The fundamental goal of our compensation program is to build long-term shareholder value. In order to accomplish that goal, we must attract and retain exceptionally talented and capable executives, and we must provide those executives with incentives that motivate and reward them for achieving King’s immediate and longer-term operational, financial and scientific goals. To this end, our executive compensation is guided by the following key principles:

  that executive compensation should depend upon measures of company and individual performance;

  that the interests of executives should be closely aligned with those of shareholders through equity-based compensation; and

  that compensation should be appropriate and fair in comparison to the compensation provided to similarly situated executives within the pharmaceutical industry and within other publicly-traded companies of King’s size and complexity.

     Vital to our compensation program are the decisions of, and guidance from, the Compensation and Human Resources Committee of our Board of Directors. This Committee (which we refer to, for purposes of this analysis, as “the Committee”) is composed entirely of directors who are independent of King under the independence standards established by the NYSE, the securities exchange where our common stock is traded. The Committee operates pursuant to a written charter adopted by the Board. If you would like to review the Committee’s charter, it is freely available on our website, www.kingpharm.com, by first choosing “Investors” and then “Governance.” It is also available to any shareholder who requests a copy from our Assistant Secretary, William L. Phillips III, 501 Fifth Street, Bristol, Tennessee 37620.

     The Committee has the authority and responsibility to establish and periodically review our executive compensation principles, described above. Importantly, the Committee also has sole responsibility for determining the corporate goals and objectives upon which the compensation of the chief executive officer (the “CEO”) is based, for evaluating (in consultation with all non-management directors) the CEO’s performance in light of these goals and objectives and for determining the CEO’s compensation, including his equity-based compensation.

     The Committee also reviews and approves the recommendations of the CEO with regard to the compensation and benefits of other executive officers. In accomplishing this responsibility, the Committee meets regularly with the CEO, approves cash and equity incentive objectives of the executive officers, reviews with the CEO the accomplishment of these objectives and approves the base salary and other elements of compensation for the executive officers. The Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation, and it made such modifications in 2007.

     The Committee also annually reviews, and makes recommendations to the Board about, the compensation of non-employee directors, a function it performs in conjunction with the Board’s Nominating and Corporate Governance Committee.

     Our Incentive Plan, adopted by shareholders in May 2005, provides for the grant of various equity awards, such as stock options, restricted stock and performance share units, as well as cash incentive awards, to King’s employees and directors. The Committee is responsible for administering this Plan and it has sole authority to make awards to the CEO or any other executive officer. Our Board of Directors has sole authority to make grants to directors under the Incentive Plan.

     In conjunction with its responsibilities related to executive compensation, the Committee also oversees the management development process, reviews plans for executive officer succession and performs various other functions.

     The Committee consults regularly with an outside compensation consulting firm retained by the Committee. As it makes decisions about executive compensation, the Committee frequently obtains data from its consultant regarding current compensation practices and trends among United States companies in general and pharmaceutical and biosciences companies in particular, and reviews this information with its consultant. The Committee also discusses various other compensation matters with its consultant, both during the course of the Committee’s regular meetings and in private meetings. In addition, the Chairman of the Committee is in regular contact with the consultant and with management outside of Committee meetings regarding matters being considered or expected to be considered by the Committee.

     During 2007, the Committee was advised by James F. Reda & Associates, LLC, an independent executive compensation consulting firm. James F. Reda & Associates did not provide any other consulting services to King.

     Throughout the discussion that follows the individuals who served as Chief Executive Officer and Chief Financial Officer during 2007, as well as the other individuals included in the Summary Compensation Table on page 29, are referred to as the “named executive officers.” At some points in the discussion we also refer more generally to our “executive officers,” the larger group of executives whose compensation requires the approval of the Committee under the terms of its charter.

Our 2007 Compensation Program

     In 2007, the Committee’s approach to compensation was multidimensional. This approach was intended to focus our executives on accomplishing our immediate and longer-term goals and had as its ultimate objective sustained growth in shareholder value. This approach was intended to compensate executives at levels at or near the median levels of compensation offered by other pharmaceutical companies similar in size to King and with whom we compete for executive talent. The Committee believes that retention of key talent is critical to King’s success.

     In making decisions about the elements of 2007 compensation, the Committee not only considered available market information about each element but also considered, for each executive, market data related to aggregate compensation. Base salary provided core compensation to executives, but it was accompanied by:

  the potential for incentive-based cash compensation based upon our 2007 financial results,

  various forms of equity compensation, including one grant based upon 2007 financial results relative to pre-established internal targets and another based upon our total shareholder return, relative to other companies in our industry, during 2007, 2008 and 2009, various benefits and perquisites, and

  the potential for post-termination compensation under various circumstances.

Summary of 2007 Compensation Elements

     The table below provides detailed information regarding each element of the 2007 compensation program.

	Compensation Element Overview	Purpose of the Compensation Element
Base Salary	Base salary pays for competence in the executive role. An executive’s salary level depends on the scope of his or her responsibilities, individual performance, experience and the relationship to amounts paid to similarly situated executives at peer companies.	To provide competitive fixed compensation based on sustained performance in the executive’s role and competitive market practice.

Short-Term Incentives	Executive Management Incentive Award (EMIA) (Cash)
The EMIA program rewards, with cash awards, annual achievement of overall corporate financial objectives. In
2007, these objectives were tied to King’s achievement of predetermined 2007 earnings per share and/or revenue
	targets.	To motivate and focus our executive team on the achievement of our annual performance goals.

	Compensation Element Overview	Purpose of the Compensation Element
Long-Term Incentives

Stock Options
Stock options reward sustained stock price appreciation and encourage executive retention during a three-year vesting term and a ten-year option life.

Performance Share Units (PSUs)
(One-Year Performance Period + Two-Year Vesting Period)
One-Year PSUs encourage achievement of annual earnings per share and revenue targets and encourage executive retention over the additional two-year vesting period.

Participants may earn either 0% or between 50% and 200% of a targeted number of PSUs based on King’s performance against annual earnings per share and revenue targets. Earned units are then restricted from sale or transfer for an additional two years. The units are paid in common stock at the end of that period if the executive remains employed by King. The potential value of a participant’s units increases and decreases according to King’s stock price performance during the vesting period.

Performance Share Units
(Three-Year Performance Period)
Three-Year PSUs reward achievement of King’s three-year total shareholder return (stock price appreciation plus dividends) for the period 2007 through 2009 versus the returns of companies in the Dow Jones U.S. Pharmaceuticals Index.

Participants may earn either 0% or between 50% and 200% of a targeted number of PSUs based on King’s three-year total shareholder return performance relative to the performance of companies in the Index.

Restricted Stock
Restricted stock rewards sustained stock price appreciation and encourages executive retention during its three- or five-year vesting term.

The value of participants’ restricted stock increases and decreases according to King’s stock price performance during the vesting period.

We strive to deliver a balanced long-term incentive portfolio to executives, focusing on (a) share price appreciation, (b) retention, (c) internal financial objectives, and (d) performance against other companies in our industry.

The primary objectives of the overall design are:

  to align management interests with those of shareholders,

  to increase management’s potential for stock ownership opportunities (all long-term awards are earned in shares of common stock),

  to attract and retain excellent management talent, and

  to reward growth of the business, increased profitability, and sustained shareholder value.

The overall value of target grants for each executive was determined by multiplying the executive’s base salary by a percentage that approximates the median percentage used for similarly situated executives in comparable companies.

The estimated relative grant values of the elements of the 2007 long-term awards are as follows:

  Stock Options                              25%
  Perf. Share Units – One-Year      30%
  Perf. Share Units – Three-Year   20%
  Restricted Stock                           25%

We believe that the weighting of these incentives gives appropriate emphasis to each of the various goals of the 2007 compensation program.

	Compensation Element Overview	Purpose of the Compensation Element
Benefits

In General
Executives participate in employee benefit plans available to all employees of King, including health, life insurance and disability plans. The cost of these benefits is partially borne by the employee. More highly compensated employees, such as the named executive officers, pay a greater percentage of benefit costs than do other employees.

401(k) Plan
Executives may participate in King’s 401(k) retirement savings plan, which is available to all employees. In 2007, the company matched employees’ contributions to the plan, up to 5% of their base salary, subject to regulatory limits. In 2007, employees began paying the fees associated with participating in the 401(k) plan. These fees had formerly been paid by King.

Non-Qualified Deferred Compensation Plan
Executives may participate in King’s Non-Qualified Deferred Compensation Plan, which is generally available to persons holding the title Vice President or a more senior title. King matches contributions to this plan to the extent that deferrals reduce matching contributions otherwise available under the 401(k) plan.

Life Insurance
King provides life insurance benefits to all employees. The coverage amount for executives is $500,000 and premiums paid for coverage above $50,000 are treated as imputed income to the executive.

Disability Insurance
King provides short-term and long-term disability insurance to all employees. In 2007, if a named executive officer had been disabled, he would have received short-term disability payments equal to 100% of his base salary for up to 26 weeks. If the disability lasted longer than 26 weeks, he would have received long-term disability payments of 60% of base salary, not to exceed $15,000 per month.

These benefits are designed to attract and retain employees and provide security for their health and welfare needs. We believe that these benefits are reasonable, competitive and consistent with King’s overall executive compensation program.

	Compensation Element Overview	Purpose of the Compensation Element
Perquisites

King does not utilize perquisites or personal benefits extensively. The few perquisites that are provided complement other compensation vehicles and enable the company to attract and retain key executives. These perquisites include:

•   financial planning services of approximately $11,000 per year, and

•   limited personal use of corporate aircraft.

We believe these benefits better allow us to attract and retain superior employees for key positions, allow our executive team to work more efficiently and limit distractions from King’s business.

•   Financial planning services (a) allow our executive team to optimize the value of their compensation and our benefit programs, (b) facilitate a balanced investment strategy, and (c) allow the executive team to stay focused on King’s business issues by reducing time spent on personal financial matters.

•   The Committee is responsible for determining the general parameters for personal use of corporate aircraft by executives, and the Committee regularly reviews such usage, including usage by the Chief Executive Officer. Further, each use of a corporate aircraft by an executive for personal purposes (1) requires the specific approval of the Chief Executive Officer, (2) is only allowed if it would not interfere with King’s operations, and (3) results in imputed income to the executive according to Internal Revenue Code and Department of Transportation requirements. The incremental cost of aircraft use by the named executive officers to the company is included in column (j) of the Summary Compensation table and the additional table detailing “All Other Compensation” beginning on page 29.

	Compensation Element Overview	Purpose of the Compensation Element
Post-Termination Pay

Severance Plan
King’s Severance Pay Plan: Tier I is designed to pay severance benefits to an executive for a qualifying separation. It is also designed to pay an enhanced benefit for a qualifying separation in connection with a change of control. For the CEO, the Severance Pay Plan: Tier I provides for a payment of two times the sum of (1) base salary, (2) an amount equal to his target cash incentive award and (3) earned and unused vacation days, upon the occurrence of termination events, and three times this sum upon the occurrence of termination events following a change in control.

For the other named executive officers, the Severance Pay Plan: Tier I provides for a payment of one and one-half times the sum of (1) base salary, (2) an amount equal to the officer’s target cash incentive award and (3) earned and unused vacation days, and two times this sum upon the occurrence of termination events following a change in control. The Severance Pay Plan: Tier I applies to all of the named executive officers. For additional information regarding the Severance Pay Plan: Tier I see the section entitled “Post-Termination Payments” beginning on page 36.

Offer Letters
Some of the named executive officers agreed to the terms of offer letters in connection with their accepting positions at King. Offer letters between King and Mr. Markison and between King and Mr. Squicciarino address severance matters. For information regarding the terms of these offer letters, please see the section entitled “Post-Termination Payments” beginning on page 36.

The Severance Pay Plan: Tier I is intended to allow executives to concentrate on making decisions in the best interests of King (or any successor organization in the event that a change of control is to occur). These severance benefits also reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are therefore intended to alleviate an executive’s concerns about the loss of his or her position without cause.

We regularly use offer letters in connection with the hiring of new employees. These letters have contained provisions related to post-termination pay and benefits when necessary to provide short-term employment security to newly-hired executives.

     The use of the above compensation tools enables King to reinforce its compensation philosophy as well as to strengthen its ability to attract and retain high-performing executive officers. The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value creation, and encourages executive recruitment and retention in a high-performance culture.

Market Data and Our Comparator Group

     In determining 2007 compensation for the named executive officers, the Committee relied on market data provided by its consultant, James F. Reda & Associates. This information was principally related to a group of 20 comparator companies similar in size to King (we refer to this group of companies as the “Comparator Group”). This group had median revenues of $1.2 billion. Information on these companies was derived from two sources: (1) pharmaceutical industry information from published and proprietary third-party survey sources, and (2) publicly-available information appearing in the proxy statements of these companies. The members of the Comparator Group for 2007 were:

Allergan, Inc.	Genentech, Inc.	Par Pharmaceutical
Alpharma Inc.	Genzyme Corp.	Parexel International
Barr Pharmaceuticals, Inc.	Gilead Sciences	Perrigo Co.
Cephalon Inc.	Hospira Inc.	Pharma Product Development
Dade Behring Holdings	Medicis Pharmaceutical Corp.	Valeant Pharmaceuticals
Endo Pharmaceuticals	Mylan Pharmaceuticals	Watson Pharmaceuticals, Inc.
Forest Laboratories, Inc.	NBTY, Inc.

     We plan to evaluate the Comparator Group on an annual basis and revise it as necessary to ensure that it continues to be appropriate for benchmarking our executive compensation program.

Base Salary

     Base salaries for the named executive officers are intended to approximate median salaries for similarly situated executives among Comparator Group companies. A number of additional factors are considered, however, in determining base salary, such as the executive’s individual performance, his or her experience and tenure, internal compensation consistency, the need to attract new, talented executives, and the company’s overall annual budget. Base salaries are generally reviewed on an annual basis, but different officers’ salaries have been reviewed at different times throughout the year. Typically, the Committee reviews base salaries of the executive officers to allow adjustments to occur as of the beginning of the year. The only exception to this pattern is the CEO, whose base salary was reviewed in March 2007 following the analysis, by all non-management members of the board of directors, of his performance during the prior year.

     2007 salaries for Messrs. Markison and Elrod, King’s CEO and General Counsel, respectively, were lower than the median for comparable positions among members of the Comparator Group. This difference existed because these officers were relatively new to their positions. Mr. Markison’s base salary was increased by $125,000 to $950,000, effective March 21, 2007, in recognition of his contributions to King since August 2005, the time of Mr. Markison’s most recent prior base salary adjustment. Mr. Elrod’s base salary was increased by $40,200 to $375,200, effective January 1, 2007. Mr. Squicciarino’s base salary was increased by $24,354 to $511,434, effective January 1, 2007.

2007 Executive Management Incentive Award

     Design

     In March 2007, the Committee approved the 2007 Executive Management Incentive Award (or “EMIA”) program. This program allowed executive officers the opportunity to earn cash awards upon the accomplishment of predetermined 2007 earnings per share and revenue objectives. The relative weighting of these objectives for each executive depended upon the executive’s ability to affect the accomplishment of the objective. Shown below are the weights of the various goals for each named executive officer.

	Objective Weighting
		Joseph	Stephen J.		James W.
		Squicciarino	Andrzejewski	Eric J. Bruce	Elrod
	Brian A. Markison	Chief Financial	Chief Commercial	Chief Technical	General
Objective	President and CEO	Officer	Officer	Operations Officer	Counsel
Earnings Per Share	75%	100%	25%	100%	100%
Revenues	25%	0%	75%	0%	0%

     Based on market data provided by its consultant, the Committee formulated potential EMIA awards which approximated the 50th percentile among Comparator Group companies, expressed as percentages of base salary. Actual payouts depended upon the degree to which objectives were accomplished as well as the weight accorded to each objective, as described above. The table below shows the overall potential payout amounts for each of the named executive officers, expressed as percentages of base salary.

		Joseph	Stephen J.		James W.
Performance Level	Brian A. Markison	Squicciarino	Andrzejewski	Eric J. Bruce	Elrod
Maximum / Outstanding	200%	140%	120%	120%	100%
Target	100%	70%	60%	60%	50%
Threshold	50%	35%	30%	30%	25%
Below threshold	0%	0%	0%	0%	0%

     The Committee also determined that, if earnings per share and revenue results were between the threshold and target objectives, or between the target and maximum objectives, straight-line interpolation would be applied to determine the appropriate payout percentage.

     As discussed above, each named executive officer’s objectives for 2007 included company revenue and/or earnings per share targets. The Committee reviewed and approved these targets in March 2007 following discussions with management, a review of our historical results, consideration of the various circumstances facing the company during 2007 and taking into account the expectations of our annual plan. The 2007 revenue and earnings per share EMIA targets approved by the Committee are detailed in the table below.

Objective	Threshold	Target	Stretch
Revenues*	$1.857 billion	$2.063 billion	$2.166 billion
Earnings per share*	$1.33	$1.57	$1.65
     ____________________

*

For purposes of determining achievement of the EMIA targets, these measures exclude certain categories of non-recurring items that the Committee believes do not reflect the performance of King’s core continuing operations. The Committee identified the categories to be excluded at the same time it set the EMIA targets and reviewed each of them in early 2008 as part of the process of determining the degree to which the objectives were achieved.

     All payouts to executive officers under the 2007 EMIA were contingent upon the Committee’s review and certification of the degree to which King achieved the 2007 EMIA financial objectives. The program provided that no payout for any objective would occur in the event that the company failed to achieve at least 60% of target earnings per share.

     The 2007 EMIA program provided that the Committee could, in its discretion: reduce or eliminate any EMIA in the event it determined it to be in the best interests of the company to do so; delay payment of any EMIA and adjust the amount of the payment based on a reasonable rate of interest or an actual predetermined investment; or amend or terminate the EMIA program. The Committee did not take any of these actions in connection with the 2007 EMIA program. In October 2007, the Committee amended the 2007 EMIA program to limit the ability of the Committee to alter the timing of payouts under the program. This amendment was undertaken to ensure compliance with the recently-adopted Section 409A of the Internal Revenue Code.

     Results

     In February 2008, the Committee reviewed and certified King’s 2007 financial results for purposes of the EMIA program. The Committee determined that maximum performance was achieved for the earnings per share objective, resulting in a payout of 200% of the target payout with respect to this objective. The Committee determined that, with respect to the revenue objective, achievement fell between the target and maximum levels, resulting in a payout of approximately 171.8% of the target amount. The named executive officers received the following payments on March 7, 2008 in connection with the 2007 EMIA program:

		Percentage
Officer	2007 EMIA Payout	of Base Salary
Brian A. Markison	$1,780,926	193%
President and Chief Executive Officer
Joseph Squicciarino	$716,008	140%
Chief Financial Officer
Stephen J. Andrzejewski	$424,169	107%
Chief Commercial Officer
Eric J. Bruce	$474,240	120%
Chief Technical Operations Officer
James W. Elrod	$375,200	100%
General Counsel and Secretary

     Awards made to named executive officers under the 2007 EMIA program are also reflected in column (g) of the Summary Compensation Table on page 29.

2007 Long Term Incentive Awards (LTIA)

     Design

     The Committee believes that long-term equity incentives are an important part of a complete compensation package because they focus executives on achieving King’s long-term goals, align the interests of executives with those of shareholders, encourage sustained stock performance and help to retain executives.

     Prior to the approval of the Incentive Plan by shareholders in 2005, King’s equity grants consisted only of stock options. The Incentive Plan expanded significantly the types of equity vehicles which the Committee could grant to executives. In March 2007, the Committee granted four different types of incentive awards to executives, each designed to emphasize particular elements of the company’s immediate and long-term objectives and to retain key executives. We refer to these four grants collectively as the 2007 Long Term Incentive Awards (LTIA). The four types of grants were:

  stock options, becoming exercisable over three years (33%, 33% and 34% on each anniversary) and having a total term of ten years,

  shares of restricted stock, vesting in full three years from the date of grant,

  one-year performance share units, the exact number of which could be 0% or between 50% and 200% of a target number, depending upon King’s 2007 earnings per share and revenue performance (applying the same financial targets as discussed above regarding the EMIA), then subject to a two-year holding period, after which each PSU is to be paid with one share of common stock (“One-Year PSUs”), and three-year performance share units, to be paid in common stock at the end of three years, with the number of shares to be paid being 0% or between 50% and 200% of a target number, depending upon King’s total shareholder return over the years 2007 through 2009 as compared to the total shareholder return of the stocks making up the Dow Jones U.S. Pharmaceutical Index (“Three-Year PSUs”).

     The Committee assessed the appropriate overall value of these equity grants to executives by reviewing survey results and other market data provided by its consultant. This information included the value of equity grants made to similarly situated executives among the Comparator Group. The overall value of LTIA grants for each executive was determined by multiplying the executive’s base salary by a percentage that approximates the median percentage used for similarly situated executives in the Comparator Group. These percentages were 300% of base salary for Mr. Markison, 165% for Mr. Squicciarino, 140% for Mr. Andrzejewski and Mr. Bruce and 95% for Mr. Elrod.

     In determining the overall value of LTIA grants, the Committee also considered the potential value of equity compensation relative to other elements of compensation for each named executive officer. It likewise assessed the appropriate distribution of equity value among the four grant types, as well as the corporate objectives each type of grant was intended to encourage executives to address (please see the section above called “Summary of 2007 Compensation Elements” and the sections below called “Performance Share Units” and “Stock Options and Restricted Stock” for more information about the purposes of each grant type). Based on consideration of these issues, the Committee determined that 25% of the estimated equity grant value should be in the form of stock options, another 25% should be in the form of restricted stock, 30% should be derived from One-Year PSUs and the remaining 20% should be in the form of Three-Year PSUs.

     Performance Share Units

     Each executive officer had the opportunity to earn One-Year PSUs, the exact number of which depended upon King’s accomplishment of 2007 earnings per share and revenue performance (the same financial targets as discussed above regarding the EMIA on page 21, with equal weight given to the earnings per share and revenue objectives). The Committee determined for each executive officer a target number of One-Year PSUs, taking into account the value of the PSUs relative to other elements of the 2007 LTIA program, relative to the executive’s base salary and overall compensation. The target numbers of One-Year PSUs for the named executive officers appear in the table below.

Officer	Target One-Year PSUs
Brian A. Markison	58,520
Joseph Squicciarino	17,330
Stephen J. Andrzejewski	11,360
Eric J. Bruce	11,360
James W. Elrod	7,320

     Under the terms of the One-Year PSUs, achievement of objectives would result in payouts as follows, with performance falling between defined objective levels determined by interpolation between the defined levels.

Payout
Performance Level	(as a percentage of Target)
Maximum / Outstanding or greater	200%
Target	100%
Threshold	50%
Below Threshold	0%

     Each executive officer similarly has the opportunity to earn Three-Year PSUs, the exact number of which depends upon King’s total shareholder return for the years 2007 through 2009 relative to the companies making up the Dow Jones U.S. Pharmaceutical Index. The Committee determined for each executive officer a target number of Three-Year PSUs, taking into account the value of the PSUs relative to other elements of the 2007 LTIA program, relative to the executive’s base salary and overall compensation. The target numbers of Three-Year PSUs for the named executive officers appear in the table below.

Officer	Target Three-Year PSUs
Brian A. Markison	41,450
Joseph Squicciarino	12,270
Stephen J. Andrzejewski	8,050
Eric J. Bruce	8,050
James W. Elrod	5,180

     Under the terms of the Three-Year PSUs, achievement of objectives would result in payouts as follows, with performance falling between defined objective levels determined by interpolation between the defined levels.

King’s Total Shareholder Return Percentile Rank	Payout
among Dow Jones U.S. Pharmaceuticals Index Companies	(as a percentage of Target)
>70th percentile	200%
70th percentile	200%
50th percentile	100%
30th percentile	50%
<30th percentile	0%

     Stock Options and Restricted Stock

     The stock options and restricted stock granted as part of the 2007 LTIA were designed to reward sustained stock price appreciation and to encourage executive retention during a three-year vesting term and, in the case of stock options, a ten-year option life. Grants of stock options and restricted stock were not contingent upon any conditions. Stock options become exercisable approximately in thirds on the first three anniversaries of the date of grant. Restricted stock vests in full on the third anniversary of the date of grant.

     Results

     In February 2008, the Committee reviewed and certified the 2007 financial results for purposes of the One-Year PSUs. The Committee determined that stretch performance was achieved for the earnings per share objective. The Committee determined that, with respect to the revenue objective, achievement fell between the target and stretch levels. The number of PSUs granted to each executive officer was therefore determined to be 185.9% of the target number of PSUs previously established for that officer (an average of the earnings per share and revenue objective payout percentages). These PSUs are now subject to a restricted period which ends on December 31, 2009. These awards are detailed in column (e) in the Summary Compensation Table and also in the Grants of Plan Based Awards table, each below.

     King’s total shareholder return performance for 2007 for the 2007 Three-Year PSU placed it in the 12th percentile relative to the companies of the Dow Jones Pharmaceutical Index. King’s cumulative total shareholder return performance in 2007 and 2006 for the Three-Year PSUs granted in 2006 placed it in the 13th percentile relative to the companies of the Dow Jones Pharmaceutical Index. If these percentiles represented King’s performance during the entire performance period for the 2006 and 2007 Three-Year PSUs, the payout under these awards would be 0% of the target number of shares.

Perquisites and Other Benefits

     We provide named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

     During 2007, King matched employees’ contributions to the King Pharmaceuticals, Inc. 401(k) Retirement Savings Plan, up to 5% of an employee’s base salary, subject to regulatory limits. Contributions by the named executive officers were matched in this way, subject to the limitations of the Plan and applicable law. The named executive officers are also provided financial planning assistance, the costs of which are grossed-up for income tax purposes.

     The Committee is responsible for determining the general parameters for personal use of corporate aircraft by executives, and the Committee regularly reviews such usage, including usage by the Chief Executive Officer. The Committee has adopted a policy permitting limited personal use of corporate aircraft by the named executive officers and others. Personal use must not conflict with the needs of the company and must be specifically approved by the Chief Executive Officer. Personal flights are treated as income to the employee pursuant to the Standard Industry

Fare Level standards established by the U.S. Department of Transportation. The incremental cost to King of personal aircraft use by the named executive officers is included in column (i) of the Summary Compensation table and the additional tables detailing “All Other Compensation” beginning on page 29.

     King provides life insurance coverage to all employees. For the named executive officers this insurance would, in the event of death, pay $500,000 to designated beneficiaries. Premiums paid for coverage above $50,000 are treated as imputed income to the executive. King also provides short-term and long-term disability insurance to all employees. For the named executive officers this insurance would, in the event of disability, provide short-term disability payments equal to 100% of the officer’s base salary for up to 26 weeks. If the disability lasted longer than 26 weeks, the officer would receive long-term disability payments of 60% of base salary, not to exceed $15,000 per month.

     The named executive officers participate in other qualified benefit plans, such as medical insurance plans, in the same manner as all other employees. Highly compensated employees such as the named executive officers pay a larger portion of the premiums for these benefit plans than lower-compensated employees pay.

     The King Pharmaceuticals, Inc. Deferred Compensation Plan is a tax-deferred compensation program for a limited number of executives, including the named executive officers. It provides a tax-favorable vehicle for deferring cash compensation, including base salary and awards pursuant to the EMIA program. Under the plan, an executive may defer up to 75% of his or her base salary and up to 90% of annual incentive pay. Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among twelve available funds and eleven target date funds. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years for retirement or termination distributions, or up to five years for scheduled in-service withdrawals. There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts.

     Attributed costs of the personal benefits available to the named executive officers for the fiscal year ended December 31, 2007, are included in column (i) of the Summary Compensation Table on page 29.

Special Retention Grants

     We believe that continuity and motivation of key management personnel are critical to the interests of King and its shareholders. In an effort to assure continuity of management and to provide management with additional incentives to increase King’s long-term value, the Committee determined in 2007 to provide the named executive officers with special restricted stock retention grants. These grants were recommended to the Committee by the CEO, but the CEO made no recommendation concerning a grant to himself. In determining whether to make these grants, the Committee considered a number of factors, such as the magnitude of the equity grants previously issued to the named executive officers, the vesting schedules of those grants, the number of shares available for issuance under our Incentive Plan, the historical rate of issuance of shares under that Plan, the experience and abilities of the named executive officers and King’s business situation. A particular factor considered by the Committee was the unexpected invalidation by a court, in October 2007, of a key patent related to our then largest selling product, Altace®. Following this development, we undertook a significant restructuring initiative designed to accelerate our planned strategic shift emphasizing our focus in neuroscience, hospital and acute care medicine. This initiative included, based on an analysis of our strategic needs, a reduction of our workforce by approximately 20%, staff leverage, expense reductions and additional controls over spending, reorganization of sales teams and a realignment of research and development priorities.

     In establishing the number of restricted shares to be issued to each named executive officer, the Committee considered the experience, responsibilities, and potential of each named executive officer, as well as other factors, including the magnitude of supplemental equity grants to similarly situated executives at comparable companies and the annualized impact of the grants upon the LTIA program. The Committee reviewed these factors with its independent compensation consultant. Each of the grants has a restricted period of either three or five years from the date of grant. The number of shares granted to each of the named executive officers through these retention grants appears in the table below. For additional details regarding these retention grants, please see the table entitled “2007 Grants of Plan Based Awards” on page 31.

Name	Shares
Brian A. Markison	200,000
Joseph Squicciarino	185,500
Stephen J. Andrzejewski	93,000
Eric J. Bruce	72,000
James W. Elrod	100,000

Severance and Change of Control Benefits

     We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior executives and are generally required by the competitive recruiting environment within our industry. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are designed to alleviate an executive’s concerns about the loss of his or her position without cause. We also believe that a change in control arrangement will provide an executive security that will likely reduce any reluctance of an executive to pursue a change in control transaction that could be in the best interests of our shareholders. For a detailed discussion of potential severance and change of control benefits, see “Post-Termination Payments,” beginning on page 36.

Share Ownership Guidelines

     The Committee has from time to time considered the adoption of share ownership guidelines, discussing the matter with management and with its consultant. The Committee has also reviewed information about the use of these guidelines in companies of King’s size and among pharmaceutical companies generally. Based on these reviews, the Committee has determined not to adopt ownership guidelines but to review the issue as warranted.

Timing of Committee Meetings and Grants; Option Pricing; Other Equity Grants

     The Committee typically holds four or five regular meetings each year, and the timing of these meetings is generally established during the prior year. The Committee holds special meetings from time to time as its workload requires. Typically, annual grants of equity awards have been accomplished at a meeting of the Committee in March of each year. Individual grants (for example, associated with the hiring of a new executive officer) may occur at other times of year. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price of each stock option awarded to our executive officers is the closing price of our common stock on the date of grant.

     We have adopted a policy related to the adoption and administration of equity incentive plans and related equity grants. This policy addresses the procedures for review and adoption of equity incentive plans, offers of equity grants to employees, prospective employees, directors and prospective directors. The policy defines the processes through which these grants are reviewed and approved, and it also addresses SEC reporting obligations, notification of grant recipients, recordkeeping requirements, tax requirements and other matters. Key elements of the policy include the following:

  No equity grant may be offered to any employee, prospective employee, director or prospective director without prior proper authorization unless the offer advises that any equity grant ultimately awarded would depend upon proper review and approval. All offers of equity grants must be made in writing.

  Only the Committee is authorized to make equity grants to our executive officers. All such grants, and all other grants made by the Committee, are recorded in the Committee’s minutes.

  Only the board of directors is authorized to make equity grants to our directors. All such grants are recorded in the Board’s minutes.

  The exercise price of any stock option must be, unless otherwise required by the equity incentive plan under which the option is granted, not less than the closing price of our common stock as of the grant date. Our Incentive Plan provides that stock options granted pursuant to the Plan shall have an exercise price no less than the closing price of our common stock on the date the option is granted.

  The Committee has delegated to the CEO limited authority to make grants of nonqualified stock options and restricted stock to employees who are not executive officers. This delegation of authority is discussed in more detail below. If the CEO wishes to use this authority to make a grant of stock options or restricted stock, the policy requires that he first approve all material terms of the proposed equity grant and submit these terms to an Equity Grant Completion Committee (or “EGCC”) for review. The EGCC is composed of two members of management, one from the Human Resources Department and an attorney from the Legal Department, and it operates pursuant to a written charter. The EGCC is required to verify that the terms of the proposed equity grant, if the equity grant were completed, conform with legal requirements, with the authority delegated to the CEO by the Committee, with company policies, with the applicable equity incentive plan and with other applicable requirements. If the EGCC determines unanimously that all of these requirements are met, then the grant is made, with a grant date of the 15th day of the month following the month during which the EGCC approved the grant. The EGCC’s approval of a grant may be withheld only if completion of the equity grant would not conform with the requirements described above, and the EGCC has no independent authority to make equity grants.

     As noted above, the Committee has delegated to the CEO limited authority to make grants, pursuant to our Incentive Plan, of nonqualified stock options and restricted stock to employees who are not executive officers. The CEO is authorized to grant a total of no more than 250,000 stock options and shares of restricted stock per calendar year. Unused shares are not carried from one year to the next. No single grant of restricted stock may exceed 25,000 shares and no single grant of stock options may exceed 50,000 options. Further, no employee may receive, through this process, more than one grant of stock options and one grant of restricted stock per calendar year. The CEO is authorized to determine the vesting schedule of the grants made pursuant to this process, but all other terms must conform to a form of grant agreement previously approved by the Committee. The exercise price of all stock options may not be less than the closing price of our common stock on the grant date. The CEO is required to report to the Committee not less than twice per year regarding his use of this delegated authority.

Tax and Accounting Implications

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an executive officer’s compensation that exceeds $1.0 million per year unless the compensation is paid under a performance-based plan that has been approved by shareholders. The Committee believes that it is generally preferable to comply with the requirements of Section 162(m) through, for example, the use of our Incentive Plan. However, to maintain flexibility in compensating executive officers in a manner that attracts, rewards and retains high quality individuals, the Committee may elect to provide compensation outside of those requirements when it deems appropriate. The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the company.

Nonqualified Deferred Compensation

     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we have operated in good faith compliance with the statutory provisions which were effective January 1, 2005. The final regulations pursuant to the Act were adopted in 2007. Since that time, we have acted in conformity with the final rules and have reviewed and amended several of our plans, agreements and arrangements affected by the final rules. We expect to have all necessary amendments completed prior to the end of 2008.

Accounting for Stock-Based Compensation

     Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” which requires the recognition of the fair value of stock-based compensation in earnings. FAS 123(R) has not had a significant impact on decisions related to King’s compensation programs.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

     The following Report of the Compensation and Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this Report by reference therein.

     The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Human Resources
Committee of the Board of Directors

Earnest W. Deavenport, Jr., Chair
Gregory D. Jordan
Ted G. Wood

EXECUTIVE AND DIRECTOR COMPENSATION TABLES

Summary Compensation Table

     The following table summarizes the compensation paid to the company’s named executive officers for 2007 and 2006.

     The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the years ended December 31, 2006 and 2007. Amounts listed under column (g), “Non-Equity Incentive Plan Compensation”, were determined by the Compensation Committee, pursuant to the terms of the Executive Management Incentive Award program and, to the extent not deferred by an executive, were paid shortly after these determinations.

     Based on the dollar amounts recognized for financial statement reporting purposes for equity incentives for the fiscal year ended December 31, 2007 and the base salary of the named executive officers, “Salary” in 2007 accounted for approximately 19% of the total compensation of the named executives, equity-based incentive compensation accounted for approximately 53% of total compensation, non-equity incentive compensation accounted for approximately 26% of total compensation and other compensation accounted for approximately 2% of total compensation.

     There are no above-market or preferential earnings on deferred compensation. Consequently, the table does not include earnings on deferred amounts. None of the named executive officers is eligible for pension benefits as King does not have a defined benefit program.

(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name And Principal		Salary	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)
Brian A. Markison	2007	922,945	2,843,420	688,115	1,780,926	162,780	6,398,186
President and Chief	2006	825,000	1,398,615	947,317	1,650,000	171,542	4,992,474
Executive Officer

Joseph Squicciarino	2007	511,434	1,474,187	145,276	716,008	60,401	2,907,306
Chief Financial Officer	2006	466,033	830,040	64,914	652,446	59,029	2,072,462

Stephen J. Andrzejewski	2007	395,200	880,343	188,160	424,169	57,621	1,945,493
Chief Commercial Officer	2006	386,333	481,733	273,438	463,600	37,624	1,642,728

Eric J. Bruce	2007	395,200	684,625	100,233	474,240	33,103	1,687,401
Chief Technical	2006	386,333	381,266	46,412	428,830	36,439	1,279,280
Operations Officer

James W. Elrod	2007	375,200	484,814	75,260	375,200	24,211	1,334,685
General Counsel	2006	327,402	250,130	73,084	335,000	178,038	1,163,654
and Secretary
     ____________________

(1)	The amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006 in accordance with FAS 123(R) and include amounts from awards granted during prior years. Assumptions used in the calculation of these amounts are described in Note 21, “Stock-Based Compensation,” to our financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K that was filed with the SEC on February 29, 2008. All awards were made under the company’s Incentive Plan or its predecessor plan, the 1997 Stock Option Plan for Employees of King Pharmaceuticals, Inc., and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2007 and 2006, there were no forfeitures of awards related to service-based vesting conditions for the named executive officers.

(2)	Cash incentive awards pursuant to the 2007 and 2006 Executive Management Incentive Award (EMIA) programs.

(3)	The following two tables detail “All Other Compensation” received by each named executive officer for 2007.

	Perquisites and
	Other Personal	401(k) Matching	Tax	Total Other
Name	Benefits	Contributions	Reimbursements	Compensation
	(In Dollars)
Brian A. Markison	145,248	11,250	6,282	162,780
Joseph Squicciarino	43,917	11,250	5,234	60,401
Stephen J. Andrzejewski	32,407	11,250	13,964	57,621
Eric J. Bruce	18,886	11,250	2,967	33,103
James W. Elrod	8,250	11,250	4,711	24,211

	Brian A.	Joseph	Stephen J.		Eric J.	James W.
Type of Compensation	Markison	Squicciarino	Andrzejewski		Bruce	Elrod
	(In Dollars)
Perquisites
Financial planning	11,000	9,165	0		8,250	8,250
Personal use of corporate
aircraft (1)	134,248	34,752	7,956		10,136	0
Other	0	0	24,451	(2)	500 (3)	0
Total Perquisites	145,248	43,917	32,407		18,886	8,250
401(k) Matching Contributions	11,250	11,250	11,250		11,250	11,250
Tax Reimbursements
Financial planning	6,282	5,234	0		2,967	4,711
Other	0	0	13,964	(2)	0	0
Total Tax Reimbursements	6,282	5,234	13,964		2,967	4,711
Total All Other Compensation	162,780	60,401	57,621		33,103	24,211
     ____________________

(1)	Includes the aggregate incremental cost to King of: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.

(2)	Relates to a trip to reward King’s top sales performers.

(3)	Reimbursement for health club membership, a benefit available to all employees at the rate of $500 per year.

     We regularly use offer letters in connection with the hiring of new employees. In addition to customary elements such as salary and benefit information, these letters have sometimes contained provisions related to post-termination pay and benefits when necessary to provide short-term employment security to newly hired executives. Offer letters between King and Mr. Markison and between King and Mr. Squicciarino provide for arrangements with respect to post-termination pay and benefits. For information regarding the terms of these offer letters, please see the section entitled “Post-Termination Payments” beginning on page 36.

2007 Grants of Plan Based Awards

     The following table contains information on the company’s equity and non-equity incentive plan awards to named executive officers during 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Possible Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive Plan
		Plan Awards (1)			Awards (2)
								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
								Shares of	Securities	Base Price	of Stock
								Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3) (4)	(#) (5)	($/Sh) (6)	($)
Brian A. Markison		461,473	922,945	1,845,891
	3/21/2007				20,725	41,450	82,900				1,236,039
	3/21/2007				29,260	58,520	117,040				1,128,851
	3/21/2007							46,830			903,351
	12/14/2007							200,000			2,046,000
	3/21/2007								92,110	19.29	862,150
Joseph Squicciarino		179,002	358,004	716,008
	3/21/2007				6,135	12,270	24,540				365,891
	3/21/2007				8,665	17,330	34,660				334,296
	3/21/2007							13,870			267,552
	5/15/2007							105,500			2,235,545
	12/14/2007							80,000			818,400
	3/21/2007								27,270	19.29	255,247
Stephen J. Andrzejewski		118,560	237,120	474,240
	3/21/2007				4,025	8,050	16,100				240,051
	3/21/2007				5,680	11,360	22,720				219,134
	3/21/2007							9,090			175,346
	5/15/2007							53,000			1,123,070
	12/14/2007							40,000			409,200
	3/21/2007								17,880	19.29	167,357
Eric J. Bruce		118,560	237,120	474,240
	3/21/2007				4,025	8,050	16,100				240,051
	3/21/2007				5,680	11,360	22,720				219,134
	3/21/2007							9,090			175,346
	12/14/2007							72,000			736,560
	3/21/2007								17,880	19.29	167,357
James W. Elrod		93,800	187,600	375,200
	3/21/2007				2,590	5,180	10,360				154,468
	3/21/2007				3,660	7,320	14,640				141,203
	3/21/2007							5,860			113,039
	11/29/2007							100,000			1,034,000
	3/21/2007								11,520	19.29	107,827
     ____________________

(1)	Reflects grants pursuant to the company’s Incentive Plan in connection with the company’s 2007 Executive Management Incentive Award program. Details regarding that program, including actual payout amounts, may be found in the Compensation Discussion and Analysis.

(2)	Reflects One-Year and Three-Year performance share units (PSUs) granted pursuant to the company’s Incentive Plan in connection with the 2007 Long Term Incentive Award program. Further details regarding that program, including performance-based conditions, may be found in the Compensation Discussion and Analysis.

(3)	Principally reflects restricted stock granted pursuant to the company’s Incentive Plan in connection with the 2007 Long Term Incentive Award program. Further details regarding that program may be found in the Compensation Discussion and Analysis.

(4)	Grants on May 15, November 29 and December 14 reflect special retention grants of restricted stock discussed in the Compensation Discussion and Analysis in the section entitled “Special Retention Grants.”

(5)	Reflects stock options granted pursuant to the company’s Incentive Plan in connection with the 2007 Long Term Incentive Award program. Further details regarding that program may be found in the Compensation Discussion and Analysis.

(6)	The exercise price of each stock option awarded to our named executive officers in 2007 is the closing price of our common stock on the date of grant.

2007 Outstanding Equity Awards at Fiscal Year End

     The following table discloses information relating to stock options, restricted stock, and performance share units held by the named executive officers as of December 31, 2007.

(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
	Option awards				Stock awards
								Equity		Equity
								Incentive		Incentive
								Plan Awards:		Plan Awards:
							Market	Number of		Market or
	Number of	Number of			Number		Value of	Unearned		Payout Value
	Securities	Securities			of Shares		Shares or	Shares, Units		of Unearned
	Underlying	Underlying			or Units of		Units of	or Other		Shares, Units
	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That		or Other Rights
	Options	Options	Exercise	Option	Have Not		Have Not	Have Not		That Have Not
	(#)	(#)	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)		($)
Brian A. Markison	114,724		19.4600	3/8/2014
	10,276		19.4600	3/8/2014
	250,000		10.6700	7/15/2014
	17,813	36,167 (1)	19.6800	3/20/2016
		92,110 (2)	19.2900	3/21/2017
					130,000	(4)	1,331,200
					27,450	(5)	281,088
					46,830	(6)	479,539
					200,000	(7)	2,048,000
					68,580	(8)	702,259
					108,801	(9)	1,114,122
								12,145	(15)	124,365
								20,725	(16)	212,224
Joseph Squicciarino	7,652	15,538 (1)	19.6800	3/20/2016
		27,270 (2)	19.2900	3/21/2017
					33,334	(10)	341,340
					11,790	(5)	120,730
					13,870	(6)	142,029
					105,500	(11)	1,080,320
					80,000	(7)	819,200
					29,460	(8)	301,670
					32,220	(9)	329,933
								5,215	(15)	53,402
								6,135	(16)	62,822
Stephen J. Andrzejewski	88,274		17.0550	5/3/2014
	11,726		17.0550	5/3/2014
	5,471	11,109 (1)	19.6800	3/20/2016
		17,880 (2)	19.2900	3/21/2017
					50,000	(4)	512,000
					8,430	(5)	86,323
					9,090	(6)	93,082
					53,000	(11)	542,720
					40,000	(7)	409,600
					21,060	(8)	215,654
					21,120	(9)	216,269
								3,730	(15)	38,195
								4,025	(16)	41,216

(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
	Option awards				Stock awards
								Equity		Equity
								Incentive		Incentive
								Plan Awards:		Plan Awards:
							Market	Number of		Market or
	Number of	Number of			Number		Value of	Unearned		Payout Value
	Securities	Securities			of Shares		Shares or	Shares, Units		of Unearned
	Underlying	Underlying			or Units of		Units of	or Other		Shares, Units
	Unexercised	Unexercised	Option		Stock That		Stock That	Rights That		or Other Rights
	Options	Options	Exercise	Option	Have Not		Have Not	Have Not		That Have Not
	(#)	(#)	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)		($)
Eric J. Bruce	5,471	11,109 (1)	19.6800	3/20/2016
		17,880 (2)	19.2900	3/21/2017
					30,612	(12)	313,467
					8,430	(5)	86,323
					9,090	(6)	93,082
					72,000	(7)	737,280
					21,060	(8)	215,654
					21,120	(9)	216,269
								3,730	(15)	38,195
								4,025	(16)	41,216
James W. Elrod	20,000	0	9.7850	3/4/2015
	1,650	850 (3)	15.5600	10/18/2015
	3,273	6,647 (1)	19.6800	3/20/2016
		11,520 (2)	19.2900	3/21/2017
					21,300	(13)	218,112
					5,040	(5)	51,610
					5,860	(6)	60,006
					100,000	(14)	1,024,000
					12,600	(8)	129,024
					13,609	(9)	139,356
								2,230	(15)	22,835
								2,590	(16)	26,522
     ____________________

(1)	Thirty-three percent of the option became exercisable on March 20, 2007, an additional thirty-three percent became exercisable on March 20, 2008, and the remaining thirty-four percent will become exercisable on March 20, 2009.

(2)	Thirty-three percent of the option became exercisable on March 21, 2008, an additional thirty-three percent will become exercisable on March 21, 2009 and the remaining thirty-four percent will become exercisable on March 21, 2010.

(3)	Will become exercisable on June 1, 2008.

(4)	Restricted stock which vests on June 1, 2008.

(5)	Restricted stock which vests on March 20, 2009.

(6)	Restricted stock which vests on March 21, 2010.

(7)	Restricted stock which vests on December 14, 2010.

(8)	One-year performance share units which are payable in stock following a restricted period which ends on December 31, 2008.

(9)	One-year performance share units which are payable in stock following a restricted period which ends on December 31, 2009.

(10)	Restricted stock which vests on June 27, 2008.

(11)	Restricted stock which vests on May 15, 2012.

(12)	Restricted stock which vests on June 13, 2008.

(13)	Restricted stock which vests on February 21, 2009.

(14)	Restricted stock which vests on November 29, 2010.

(15)	Assumes threshold performance under three-year performance share units granted in 2006 which will be paid in common stock after December 31, 2008 based upon King’s three-year total shareholder return (stock price appreciation plus dividends) versus the returns of companies in the Dow Jones U.S. Pharmaceuticals Index for the years 2006 through 2008. For more information about three-year performance share units, see the Compensation Discussion and Analysis beginning on page 14.

(16)	Assumes threshold performance under three-year performance share units granted in 2007 which will be paid in common stock after December 31, 2009 based upon King’s three-year total shareholder return (stock price appreciation plus dividends) versus the returns of companies in the Dow Jones U.S. Pharmaceuticals Index for the years 2007 through 2009. For more information about three-year performance share units, see the Compensation Discussion and Analysis beginning on page 14.

2007 Option Exercises and Stock Vested

     The following table provides information concerning restricted stock that vested during 2007 for each named executive officer. No named executive officer exercised stock options during 2007.

(a)	(d)	(e)
	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)
Brian A. Markison	0	N/A
Joseph Squicciarino	33,333	688,326
Stephen J. Andrzejewski	0	N/A
Eric J. Bruce	0	N/A
James W. Elrod	0	N/A

Pension Benefits

     None of the named executive officers is eligible for pension benefits as King has no defined benefit program.

2007 Nonqualified Deferred Compensation

     The following table contains information relating to the named executive officers’ participation in King’s non-qualified deferred compensation plans.

(a)	(b)	(d)	(f)
	Executive	Aggregate	Aggregate
	Contributions In	Earnings In	Balance At Last
Name	Last FY ($) (1)	Last FY ($) (2)	FYE ($)
Brian A. Markison	0	0	0
Joseph Squicciarino	0	0	0
Stephen J. Andrzejewski	0	0	0
Eric J. Bruce	81,053	9,170	137,215
James W. Elrod	0	0	0
     ____________________

(1)	The amount in this column for Mr. Bruce reflects the deferral of $16,904 of his base salary for 2007 and $64,150 of his 2006 Executive Management Incentive Award, which was paid in 2007. The base salary deferral is included in the Summary Compensation Table in the 2007 “Salary” column and the Executive Management Incentive Award deferral is included in the 2006 “Non-Equity Incentive Plan Compensation” column.

(2)	There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts.

     The King Pharmaceuticals, Inc. Deferred Compensation Plan is a tax deferred compensation program for a limited number of executives, including the named executive officers. It provides a tax favorable vehicle for deferring cash compensation, including base salary and awards pursuant to the company’s 2007 Executive Management Incentive Award program. Under the plan, an executive may defer up to 75% of his or her base salary and up to 90% of annual incentive pay. Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among twelve available funds and eleven target date funds. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years for retirement or termination distributions, or up to five years for scheduled in-service withdrawals.

Post-Termination Payments

     The Amended and Restated Severance Pay Plan: Tier I, adopted by King’s board of directors in October 2007 (the “Severance Plan”), covers all of the named executive officers, although offer letters between King and Mr. Markison and between King and Mr. Squicciarino address severance matters. These offer letters are discussed below.

     Each executive’s receipt of the termination payments, accelerated vesting and other benefits contemplated by King’s Severance Plan is conditioned upon execution of a Waiver, Release and Nonsolicitation, Noncompete and Nondisclosure Agreement (the “Waiver and Release Agreement”) within forty-five days of its provision to the executive. This agreement will include, among other things, customary noncompetition, nonsolicitation and confidentiality covenants. The term of the obligations of the named executive officer under the Waiver and Release Agreement will be equal to the number of years used as the severance multiple, as described below, or in the case of the confidentiality covenant shall survive indefinitely. If a named executive officer breaches the Waiver and Release Agreement: (1) there will be immediate and permanent cessation of any payment or benefit to the executive; (2) the executive will be required to repay 90% of the amount of severance pay, severance benefits and/or suspended equity awards previously paid or provided to the executive and dependents; and (3) the executive will be required to repay to the company its costs and expenses of enforcing the terms of the Waiver and Release Agreement.

     King’s Severance Plan is designed to provide a severance payment and certain benefits to an executive for a Qualifying Separation (as defined below). It is also designed to pay an enhanced severance payment for a Qualifying Separation in connection with a Change of Control (as defined below). The severance payment is payable in a lump sum within thirty days after the expiration of any revocation period associated with the Waiver and Release Agreement. The severance obligations will be paid by the company or any successor entity.

     If a Qualifying Separation occurs under the Severance Plan due to a Change in Control, then the named executive officer will be entitled to the following:

  For the Chief Executive Officer, a severance payment equal to three times the sum of (1) current annual salary, (2) earned and unused vacation days, and (3) an amount equal to his target (mid-range) cash incentive bonus; or, for the other named executive officers, two times the sum of (1) current annual salary, (2) earned and unused vacation days, and (3) an amount equal to the target (mid-range) cash incentive bonus;

  Continuation of welfare benefits as described below;

  Acceleration of all unvested equity awards; and

  Additional tax gross up payments in order to compensate for any tax liability imposed on change of control payments to the extent these payments constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

     If a Qualifying Separation occurs under the Severance Plan, which is not due to a Change in Control, then the named executive officer will be entitled to the following:

  A severance payment equal to two times the sum of (1) current annual salary, (2) earned and unused vacation days, and (3) the target (mid-range) cash incentive bonus for the Chief Executive Officer; or, for the other named executive officers, one and one-half times the sum of (1) current annual salary, (2) earned and unused vacation days, and (3) the target (mid-range) cash incentive bonus;

  Continuation of welfare benefits as described below;

  Acceleration of all unvested equity awards; and

  Additional tax gross up payments in order to compensate for any tax liability imposed on change of control payments to the extent these payments constitute “parachute payments” under Section 280G of the Code.

     The plan administrator has discretion under the Severance Plan to use up to the stretch (top-range) cash incentive bonus amount in place of the target (mid-range) cash incentive bonus amount in order to increase the severance payment to any named executive. However, the executive’s eligibility to receive any bonus is governed by the company’s Incentive Plan.

     Each payment made by the company under the terms of the Severance Plan is intended to be (i) a separate payment for the purposes of section 409A of the Code, and (ii) exempt from the application of Code Section 409A, to the extent possible. If the company decides that the executive is a “specified employee,” as that term is defined by Treasury Regulation 1.409A-1(i)(1), and that payments made to the executive are or may become subject to additional tax under Code Section 409A, then payments to the executive will be (a) delayed for six months after the executive’s termination, or such shorter period as the company decides is necessary to avoid the imposition of additional taxes under Code Section 409A, and (b) increased by an amount equal to the interest (at prime rate) on them for the period in which the payments were actually delayed.

     The Severance Plan provides for the continuation of coverage under King’s welfare benefit plans (within the contemplation of ERISA) for which the executive was eligible and participating on the date of the termination described above. These benefits would have the same terms and conditions (exclusive of any tax consequences to the recipient on resulting coverage or benefits) as if the executive were still an active employee of King, including dependent coverage where applicable. These benefits would end on the earliest of (a) eighteen months beginning on the date of the termination described above, (b) the end of the period for which severance pay is calculated, (c) the date of any material breach of the provisions of the Severance Plan by the executive, or (d) the date the executive first becomes eligible for coverage of the same general category under another plan, program or other arrangement. The executive must notify King in writing within seven days after becoming eligible for alternate coverage. At the end of the period of continued coverage, the executive would be eligible to elect to continue company-sponsored medical coverage under COBRA, as defined in Section 4980B of the Code.

     A “Qualifying Separation” is defined under King’s Severance Plan to mean separation from the company:

  within twenty-four months following the date on which a Change in Control occurs, either (a) for Good Reason or (b) initiated by the company or its successor without Cause (as defined below); or

  not following a Change in Control, whether (a) for Good Reason or (b) initiated by the company without Cause.

     King’s Severance Plan defines “Good Reason” to mean:

  Implementation of a material diminution in the nature or status of the executive’s authority, duties, responsibilities, reporting relationships, title and/or position (except that a reduction in the number of employees reporting to the executive will not, by itself, constitute Good Reason). Material diminution will be determined, in the case of a Change in Control only, with reference to those in effect as of thirty days prior to the Change in Control, determined in the context of the individual’s relative position in the overall controlled group of corporations which includes the company immediately prior to a Change in Control as compared to the individual’s position in the overall controlled group of corporations which includes the company immediately after a Change in Control;

  Failure to pay promptly any material compensation when due;

  Material reduction in the rate of annual base salary without the executive’s consent;

  Material breach by King of any employment contract or other agreement as to the terms and conditions of employment; or

  Requiring the executive to be based at a work location in excess of fifty miles from the current location of the executive’s principal job location or office.

     The executive must provide notice to the company of the existence of one of the above conditions constituting Good Reason within thirty days of discovering it. King will then have thirty days to cure the condition, and, if the company fails to do so, the executive may then effect a separation of service for Good Reason within thirty days after the expiration of the cure period or else waive the right to do so.

     King’s Severance Plan defines “Cause” to mean:

  Conviction of or pleading guilty or nolo contendere to an act of fraud, embezzlement, theft or any other act constituting a felony or any crime involving moral turpitude and/or dishonesty;

  Gross negligence or willful misconduct which results or, in the sole opinion of the plan administrator would be likely to result, in material harm to the company or which results or, in the sole opinion of the plan administrator would be likely to result, in a materially adverse effect on the company’s reputation, operations, properties, or business or employee relationships;

  By action or inaction, failing or refusing faithfully and conscientiously to perform one or more material assignments or responsibilities of the executive’s position;

  Failing or refusing to look after the best interests of the company committed to the executive’s care;

  Failing or refusing reasonably to advance the interests of the company;

  Failing to devote full time, attention and energy to the business of the company; or

  Failing to devote best efforts to the business of the company.

     King’s Severance Plan defines “Change in Control” to mean:

  The sale of substantially all of the assets of the company; or

  Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”), other than the executive officers, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent of the total voting stock of the company;

  The company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the company, in any such event pursuant to a transaction in which any voting stock of the company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) any voting stock of the company is reclassified or changed into or exchanged for nonredeemable voting stock of the surviving or transferee corporation and (ii) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the executive officers, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty five percent of the total voting stock of the surviving or transferee corporation; or

  A majority of members of the company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the company’s board of directors prior to the date of the appointment or election. The tables below contain specific information about arrangements that provide for payments to the named executive officers at, following, or in connection with their termination with or without cause, resignation, retirement, termination upon change in control, or other separation. These tables assume that the relevant triggering event occurred on the last business day of the last completed fiscal year, December 31, 2007, and apply the closing price of the company’s common stock on that day, $10.24.

Post-Termination Payments for Mr. Markison

     Effective on July 15, 2004, Mr. Markison agreed to an offer letter whereby he became President and Chief Executive Officer of King. If Mr. Markison’s employment is terminated while the offer letter is in effect either (a) by King other than for “cause,” or (b) by Mr. Markison for “good reason,” King will pay Mr. Markison a lump-sum cash severance payment equal to two times the sum of:

  his base salary at the time of termination of his employment, and his target cash incentive bonus for the year of termination (which amount would not be pro-rated based on the date of his termination).

     Also, in the event of termination of Mr. Markison’s employment for these reasons,

  King would continue to provide Mr. Markison with health and welfare benefits generally made available to executives until the second anniversary of his termination of employment, provided that this obligation would end if he became covered by the employee benefits plans of a subsequent employer;

  all unvested stock options awarded to Mr. Markison would immediately become fully vested; and

  in the event that any payments he received were considered “excess parachute payments” under Section 280G of the Code, he would be entitled to a gross-up payment to make him whole for any excise tax imposed on him under Section 4999 of the Code (and such gross-up payment would include amounts to make him whole for the Federal, state and local income and excise taxes owing with respect to the gross-up payment).

     Under Mr. Markison’s offer letter, “cause” includes:

  conviction of, or plea of guilty or no contest to, a felony,

  embezzlement,

  the illegal use of drugs,

  a material violation of law, regulation or written company policy which, in the good faith belief of the Board, is conduct so unacceptable as to prohibit the Board from continuing to maintain him in the position of Chief Executive Officer, or if no “change in control” has occurred, his failure to substantially perform his duties as determined by the Board.

     Mr. Markison’s offer letter defines “Good Reason” to mean:

  a reduction of his compensation or benefits, responsibilities, duties, authority, reporting relationships, title and/or position (in each case other than his position, if any, as director of King or any subsidiary or as an officer of any subsidiary), unless other similarly situated senior executives of King are required to accept a similar reduction, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by King promptly after receipt of notice from Mr. Markison; provided, however, that this clause (i) shall not be deemed triggered merely as a result of King’s ceasing to be a publicly traded company in connection with a change in control or as a result of King’s (or its successor’s) becoming a subsidiary of another company, the company, without his consent, requires him to relocate (which term shall not include travel) to a location more than fifty miles from his current residence,

  the failure to pay to him any compensation or benefits due him, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by King promptly after receipt of notice thereof given by Mr. Markison, or

  King’s material breach of any provision of Mr. Markison’s offer letter.

     If Mr. Markison’s employment is terminated while the offer letter is in effect (a) by King other than for “cause,” or (b) by Mr. Markison for “good reason,” in each case during the two-year period following a change in control, King will pay Mr. Markison a lump-sum cash severance payment equal to three times the sum of:

  his base salary at the time of termination of his employment, and his target cash incentive bonus for the year of termination (which amount would not be pro-rated based on the date of his termination).

     Also, in the event of termination of Mr. Markison’s employment for these reasons,

  King would continue to provide him with health and welfare benefits generally made available to the company executives until the third anniversary of his termination of employment, provided that such obligation would cease if he became covered by the employee benefits plans of a subsequent employer, all unvested stock options awarded to Mr. Markison under the stock option plan would immediately become fully vested, and in the event that any payments he received were considered “excess parachute payments” under Section 280G of the Code, he would be entitled to a gross-up payment to make him whole for any excise tax imposed on him under Section 4999 of the Code (and such gross-up payment would include amounts to make him whole for the Federal, state and local income and excise taxes owing with respect to the gross-up payment).

     Mr. Markison’s receipt of the termination payments and other benefits contemplated by his offer letter is conditioned upon his execution of an Agreement and Release at the time of his severance. The Agreement and Release will include, among other things, customary non-competition and non-solicitation covenants of a term that will not exceed one year, and a customary confidentiality covenant.

     Mr. Markison’s offer letter defines “change in control” to mean:

  The sale of substantially all of King’s assets;

  Any “person” or “group” (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent of the total voting stock of King;

  King consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in one transaction or a series of transactions, to any person or any person consolidates with, or merges with or into, King, in any such event pursuant to a transaction in which any voting stock of King is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (A) any voting stock of King is reclassified or changed into or exchanged for non-redeemable voting stock of the surviving or transferee corporation and (B) immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent of the total voting stock of the surviving or transferee corporation; or

  During any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the shareholders of King was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
Brian A. Markison	Without	Termination		For Good	Retirement			Change In
President and Chief Executive Officer	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination
Value of unexercised vested
stock options	0	0	0	0	N/A	0	0	0
401(k) plan balance	87,666	87,666	87,666	87,666	N/A	87,666	87,666	87,666
Executive deferred comp.
plan balance	0	0	0	0	N/A	0	0	0
Total Already Earned	87,666	87,666	87,666	87,666	N/A	87,666	87,666	87,666
Additional Payments Earned
Upon Termination
Cash severance	3,800,000	0	0	3,800,000	N/A	0	0	5,700,000
Non-equity incentive for year
of termination	0	0	0	0	N/A	950,000	950,000	0
Add’l value due to vesting of unvested
stock options (2)	0	0	0	0	N/A	0	0	0
Add’l value due to vesting of restricted stock
and PSUs (1-year perf. period) (2)(3)	5,956,209	0	0	5,956,209	N/A	5,956,209	5,956,209	5,956,209
Add’l value due to vesting of PSUs
(3-year perf. period)	673,178	0	0	673,178	N/A	673,178	673,178	673,178
Health and welfare continuation	31,282	0	0	31,282	N/A	0	0	46,923
Financial planning	38,583	0	0	38,583	N/A	38,583	38,583	57,875
Sec. 280(G) excise tax and
related gross-up	0	0	0	0	N/A	0	0	3,665,379
Add’l Payments Due to
Termination	10,499,252	0	0	10,499,252	N/A	7,617,970	7,617,970	16,099,564
Total	10,586,918	87,666	87,666	10,586,918	N/A	7,705,636	7,705,636	16,187,230
     ____________________

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by an offer letter dated July 15, 2004 and the Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2006 and 2007.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

Post-Termination Payments for Mr. Squicciarino

     On May 25, 2005, Mr. Squicciarino agreed to an offer letter whereby he became our Chief Financial Officer. Under the terms of this letter, if Mr. Squicciarino is terminated prior to the third anniversary of his date of hire for any reason other than “cause” (as defined in our Severance Pay Plan: Tier I), Mr. Squicciarino will receive an applicable payment under the company’s Severance Pay Plan, and a cash payment equivalent to three times his initial annual base pay, less the salary actually received by him since his date of hire. The third anniversary of his date of hire will be June 27, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation				Change In
Joseph Squicciarino	Without	Termination		For Good	Retirement			Control
Chief Financial Officer	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	(5)
	(In Dollars)
Benefits Earned Prior to Termination
Value of unexercised vested
stock options	0	0	0	0	N/A	0	0	0
401(k) plan balance	87,539	87,539	87,539	87,539	N/A	87,539	87,539	87,539
Executive deferred comp.
plan balance	0	0	0	0	N/A	0	0	0
Total Already Earned	87,539	87,539	87,539	87,539	N/A	87,539	87,539	87,539
Additional Payments Earned
Upon Termination
Cash severance (2)	1,447,252	0	0	1,447,252	N/A	0	0	1,881,971
Non-equity incentive for year
of termination	0	0	0	0	N/A	358,004	358,004	0
Add’l value due to vesting of unvested
stock options (3)	0	0	0	0	N/A	0	0	0
Add’l value due to vesting of restricted
stock and PSUs (1-year perf. period)
(3)(4)	3,135,222	0	0	3,135,222	N/A	3,135,222	3,135,222	3,135,222
Add’l value due to vesting of PSUs
(3-year perf. period)	232,448	0	0	232,448	N/A	232,448	232,448	232,448
Health and welfare continuation	23,462	0	0	23,462	N/A	0	0	23,462
Financial planning	38,583	0	0	38,583	N/A	38,583	38,583	57,875
Sec. 280(G) excise tax and
related gross-up	0	0	0	0	N/A	0	0	1,424,544
Add’l Payments Due to
Termination	4,876,967	0	0	4,876,967	N/A	3,764,257	3,764,257	6,755,522
Total	4,964,506	87,539	87,539	4,964,506	N/A	3,851,796	3,851,796	6,843,061
     ____________________

(1)	Executive is not retirement-eligible.

(2)	Resignation without cause, for good reason and upon a change in control includes additional amount for 3-year salary guarantee per an offer letter dated May 25, 2005.

(3)	Treatment of unvested awards upon termination without cause and for good reason is governed by the Severance Pay Plan: Tier 1.

(4)	Includes One-Year PSUs earned during fiscal years 2006 and 2007.

(5)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

Post-Termination Payments for Mr. Andrzejewski, Mr. Bruce and Mr. Elrod

     Mr. Andrzejewski, Mr. Bruce and Mr. Elrod are eligible for our Severance Pay Plan: Tier I, which is described earlier in this section. The potential amounts payable to each executive and the circumstances under which they are payable are set forth in the following tables.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
Stephen J. Andrzejewski	Without	Termination		For Good	Retirement			Change In
Chief Commercial Officer	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination
Value of unexercised vested
stock options	0	0	0	0	N/A	0	0	0
401(k) plan balance	107,591	107,591	107,591	107,591	N/A	107,591	107,591	107,591
Executive deferred comp.
plan balance	0	0	0	0	N/A	0	0	0
Total Already Earned	107,591	107,591	107,591	107,591	N/A	107,591	107,591	107,591
Additional Payments Earned
Upon Termination
Cash severance	948,480	0	0	948,480	N/A	0	0	1,264,640
Non-equity incentive for year
of termination	0	0	0	0	N/A	237,120	237,120	0
Add’l value due to vesting of unvested
stock options (2)	0	0	0	0	N/A	0	0	0
Add’l value due to vesting of restricted
stock and PSUs (1-year perf. period)
(2)(3)	2,075,648	0	0	2,075,648	N/A	2,075,648	2,075,648	2,075,648
Add’l value due to vesting of PSUs
(3-year perf. period)	158,822	0	0	158,822	N/A	158,822	158,822	158,822
Health and welfare continuation	23,462	0	0	23,462	N/A	0	0	23,462
Financial planning	38,583	0	0	38,583	N/A	38,583	38,583	57,875
Sec. 280(G) excise tax and
related gross-up	0	0	0	0	N/A	0	0	932,577
Add’l Payments Due to
Termination	3,244,995	0	0	3,244,995	N/A	2,510,173	2,510,173	4,513,024
Total	3,352,586	107,591	107,591	3,352,586	N/A	2,617,764	2,617,764	4,620,615
     ____________________

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason governed by Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2006 and 2007.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
Eric J. Bruce	Without	Termination		For Good	Retirement			Change In
Chief Technical Operations Officer	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination
Value of unexercised vested
stock options	0	0	0	0	N/A	0	0	0
401(k) plan balance	61,456	61,456	61,456	61,456	N/A	61,456	61,456	61,456
Executive deferred comp.
plan balance	137,215	137,215	137,215	137,215	N/A	137,215	137,215	137,215
Total Already Earned	198,671	198,671	198,671	198,671	N/A	198,671	198,671	198,671
Additional Payments Earned
Upon Termination
Cash Severance	948,480	0	0	948,480	N/A	0	0	1,264,640
Non-equity incentive for year
of termination	0	0	0	0	N/A	237,120	237,120	0
Add’l value due to vesting of unvested
stock options (2)	0	0	0	0	N/A	0	0	0
Add’l value due to vesting of restricted
stock and PSUs (1-year perf. period)
(2)(3)	1,662,075	0	0	1,662,075	N/A	1,662,075	1,662,075	1,662,075
Add’l value due to vesting of PSUs
(3-year perf. period)	158,822	0	0	158,822	N/A	158,822	158,822	158,822
Health and welfare continuation	23,462	0	0	23,462	N/A	0	0	23,462
Financial planning	34,618	0	0	34,618	N/A	34,618	34,618	51,928
Sec. 280(G) excise tax and
related gross-up	0	0	0	0	N/A	0	0	653,705
Add’l Payments Due to
Termination	2,827,457	0	0	2,827,457	N/A	2,092,635	2,092,636	3,814,632
Total	3,026,128	198,671	198,671	3,026,128	N/A	2,291,306	2,291,307	4,013,303
     ____________________

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2006 and 2007.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Involuntary
	Termination	Involuntary		Resignation
James W. Elrod	Without	Termination		For Good	Retirement			Change In
General Counsel and Secretary	Cause	For Cause	Resignation	Reason	(1)	Death	Disability	Control (4)
	(In Dollars)
Benefits Earned Prior to Termination
Value of unexercised vested
stock options	9,100	0	9,100	9,100	N/A	9,100	9,100	9,100
401(k) plan balance	132,460	132,460	132,460	132,460	N/A	132,460	132,460	132,460
Executive deferred comp.
plan balance	0	0	0	0	N/A	0	0	0
Total Already Earned	141,560	132,460	141,560	141,560	N/A	141,560	141,560	141,560
Additional Payments Earned
Upon Termination
Cash Severance	844,200	0	0	844,200	N/A	0	0	1,125,600
Non-equity incentive for year
of termination	0	0	0	0	N/A	187,600	187,600	0
Add’l value due to vesting of unvested
stock options (2)	0	0	0	0	N/A	0	0	0
Add’l value due to vesting of restricted
stock and PSUs (1-year perf. period)
(2)(3)	1,622,108	0	0	1,622,108	N/A	1,622,108	1,622,108	1,622,108
Add’l value due to vesting of PSUs
(3-year perf. period)	98,714	0	0	98,714	N/A	98,714	98,714	98,714
Health and welfare continuation	23,462	0	0	23,462	N/A	0	0	23,462
Financial Planning	38,583	0	0	38,583	N/A	38,583	38,583	57,875
Sec. 280(G) excise tax and
related gross-up	0	0	0	0	N/A	0	0	869,639
Add’l Payments Due to
Termination	2,627,067	0	0	2,627,067	N/A	1,947,005	1,947,005	3,797,398
Total	2,768,626	132,460	141,560	2,768,626	N/A	2,088,565	2,088,565	3,938,958
     ____________________

(1)	Executive is not retirement-eligible.

(2)	Treatment of unvested awards upon termination without cause and for good reason is governed by Severance Pay Plan: Tier 1.

(3)	Includes One-Year PSUs earned during fiscal years 2006 and 2007.

(4)	Change in Control followed by termination for good reason or involuntarily without cause within 24 months.

2007 Director Compensation

     Our Board of Directors believes that our non-employee directors should be compensated according to the following key principles:

  that the interests of directors should be closely aligned with those of shareholders through equity-based compensation; and

  that their compensation should approximate the median compensation paid to directors of the companies in King’s Comparator Group.

     The following table describes the compensation received by our non-employee directors for 2007. Mr. Markison received no additional compensation for his service as Chairman of the Board or as a director.

(a)	(b)	(c)	(d)	(g)	(h)
			Option
	Fees Earned Or Paid	Stock Awards	Awards	All Other
Name	In Cash ($) (1)	($) (2)(3)	($) (3)(4)	Compensation ($) (5)	Total ($)
Ted G. Wood	139,153	124,168	0	14,148 (6)	277,469
Earnest W. Deavenport, Jr.	86,700 (7)	124,168	0	3,416	214,284
Elizabeth M. Greetham	69,200	124,168	0	9,509	202,877
Philip A. Incarnati	71,200	130,033	0	6,094	207,327
Gregory D. Jordan	90,700	124,168	0	0	214,868
R. Charles Moyer	86,000 (8)	124,168	0	0	210,168
D. Greg Rooker	71,200	124,168	0	3,601	198,969
     __________________

(1)	Excludes amounts paid in 2007 for service in 2006 and includes amounts paid in 2008 for service in 2007.

(2)	As of December 31, 2007, each of the non-management directors held 5,867 restricted stock units. Each restricted stock unit entitles the holder to receive one share of King’s common stock upon vesting. All restricted stock units held by directors are scheduled to vest as of April 30, 2008 or earlier upon the occurrence of certain events. The grant date fair value of the restricted stock units issued to the directors during 2007 was $124,168 each.

(3)	The amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and include amounts from awards granted during and prior to 2007. Assumptions used in the calculation of these amounts are described in Note 21, “Stock-Based Compensation,” to the company’s financial statements for the year ended December 31, 2007, included in the company’s Annual Report on Form 10-K that was filed with the SEC on February 29, 2008.

(4)	The following table lists the number of stock options held by each non-management director as of December 31, 2007. All options were fully exercisable as of that date.

Stock Options Held
Name	at Fiscal Year End
Ted G. Wood	26,794
Earnest W. Deavenport, Jr.	53,333
Elizabeth M. Greetham	24,904
Gregory D. Jordan	40,000
R. Charles Moyer	53,333
Philip A. Incarnati	0
D. Greg Rooker	103,333

(5)	Reflects the aggregate incremental cost to the company of the director’s personal use of corporate aircraft, including: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.

(6)	Reflects an honorarium in recognition of Mr. Wood’s completed service as Chairman of the Board of Directors.

(7)	Mr. Deavenport deferred 100% of this amount through the King Pharmaceuticals, Inc. Non-Employee Directors’ Deferred Compensation Plan.

(8)	Dr. Moyer deferred 25% of this amount through the King Pharmaceuticals, Inc. Non-Employee Directors’ Deferred Compensation Plan.

     Non-employee directors received an annual retainer of $38,000 and a fee of $2,000 for each board meeting they attended. They received $1,200 for each committee meeting attended. Mr. Wood received, while serving as Non-Executive Chairman of the Board, a retainer of $120,000 (annualized), paid quarterly. Upon becoming Lead Independent Director in May 2007, he received a retainer of $25,000 per year (annualized), paid quarterly. The chair of the Audit Committee received an annual retainer of $10,000, and each other committee chair received an annual retainer of $7,500. Non-employee directors were reimbursed for reasonable and customary expenses associated with attending up to three days of continuing education programs per year. They were also entitled to use corporate aircraft for personal use for up to 10 hours per year, but only in connection with flights for which King’s business is the primary purpose. Any such personal use was treated as compensation to the director as required by the Internal Revenue Code. The incremental cost to King of personal use of corporate aircraft by directors included: aircraft operation; crew transportation, meals and lodging; and aircraft handling, parking, de-icing and maintenance.

     Restricted stock units related to King’s common stock, having in 2007 a value of approximately $120,000 at the time of grant (based upon the closing price of the common stock as of that date), are automatically granted to each non-employee director on April 30 of each year, or, if April 30 falls on a weekend or holiday, on the first business day immediately preceding April 30. Upon becoming a director (other than through re-election), a non-employee director is automatically granted, upon the first day of service as a director, the number of restricted stock units as have a value equal to the portion of the value of the annual grant which is equivalent to the fraction of a year between the first date of service and the first April 30 thereafter.

     Restricted stock units granted to non-employee directors have a restricted period which ends on the date of the first to occur of the following events, and otherwise according to the terms of the Incentive Plan: (1) one year following the date of grant; (2) the director, standing for reelection, is not reelected; (3) the director completes his or her term of office after declining to stand for reelection; (4) the director completes his or her term of office after not being nominated to stand for reelection; (5) the director completes his or her term of office, having been ineligible to stand for reelection under term limit provisions then in effect.

     Non-employee directors can participate in the King Pharmaceuticals, Inc. Non-Employee Directors’ Deferred Compensation Plan, which allows them to defer receipt of some or all fees paid for service as a member of the Board of Directors, thereby deferring the obligation to pay income taxes on these amounts. Directors can elect to defer 0%, 25%, 50%, 75% or 100% of their fees until termination of their service. Investment choices consist of a money market fund and phantom stock units. Each phantom stock unit equates to one share of King common stock valued at the closing price on the NYSE on the last trading day of the quarter. The money market fund replicates the value of the Schwab Money Market Fund. Deferral elections must be made by the December 31st preceding the year in which deferrals are to be made. For 2007, Mr. Deavenport elected to defer 100% of his director fees and Dr. Moyer elected to defer 25% of his director fees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Human Resources Committee of the Board of Directors is responsible for developing compensation philosophy. Committee members since May 2007 are Earnest W. Deavenport, Jr. (Chair), Gregory D. Jordan and Ted G. Wood. No current member of the Compensation and Human Resources Committee nor any person who was a member of the Committee during 2007 is a current or former officer or employee of King. In addition, there are no relationships among our executive officers, members of the Compensation and Human Resources Committee or entities whose executives serve on the Board of Directors or the Compensation and Human Resources Committee that require disclosure under applicable SEC regulations.

EXECUTIVE OFFICERS

     In addition to Mr. Markison, who serves as our President and Chief Executive Officer, the following persons serve as executive officers of King:

     Joseph Squicciarino, age 52, has served as King’s Chief Financial Officer since June 2005. Prior to joining King, he was Chief Financial Officer — North America for Revlon, Inc. since March 2005. From February 2003 until March 2005 he served as Chief Financial Officer — International for Revlon International, Inc. He held the position of Group Controller Pharmaceuticals — Europe, Middle East, Africa with Johnson & Johnson from October 2001 until October 2002. He held a variety of positions with the Bristol-Myers Squibb Company and its predecessor, the

Squibb Corporation, from 1979 until 2001, including Vice President Finance, International Medicines; Vice President Finance, Europe Pharmaceuticals & Worldwide Consumer Medicines; Vice President Finance, Technical Operations; and Vice President Finance, U.S. Pharmaceutical Group. Mr. Squicciarino also serves on the Board of Directors of Zep, Inc., a publicly-held company. He is a Certified Public Accountant, a member of the New Jersey Society of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. Mr. Squicciarino graduated from Adelphi University in 1978 with a Bachelor of Science degree in Accounting.

     Stephen J. Andrzejewski, age 42, has served as Chief Commercial Officer since October 2005. He was previously Corporate Head, Commercial Operations commencing in May 2004. Prior to joining King, Mr. Andrzejewski was Senior Vice President, Commercial Business at Endo Pharmaceuticals Inc. since June 2003. He previously served in various positions with Schering-Plough Corporation beginning in 1987, including Vice President of New Products and Vice President of Marketing, and had responsibility for launching the Claritin® product. Mr. Andrzejewski graduated cum laude from Hamilton College with a Bachelor of Arts degree in 1987 and in 1992 graduated from New York University’s Stern School of Business with a Master of Business Administration degree.

     Frederick Brouillette, Jr., age 57, has served as Corporate Compliance Officer since August 2003. He was Executive Vice President, Finance from January 2003 until August 2003 and, prior to that, Vice President, Risk Management beginning in February 2001. Before joining King, Mr. Brouillette, a Certified Public Accountant, was with PricewaterhouseCoopers LLP for 4 years, serving most recently in that firm’s Richmond, Virginia office providing internal audit outsourcing and internal control consulting services. He was formerly a chief internal audit executive for two major public corporations and served for 12 years in the public accounting audit practice of Peat, Marwick Mitchell & Co., the predecessor firm to KPMG. Mr. Brouillette is a member of the Virginia Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Institute of Internal Auditors. He graduated with honors from the University of Virginia’s McIntire School of Commerce in 1973 with a Bachelor of Science degree in accounting.

     Eric J. Bruce, age 51, has served as Chief Technical Operations Officer since June 2005. Prior to joining King, Mr. Bruce was Vice President of Operations for Mallinckrodt Pharmaceuticals, a position he had occupied since 2000. Previously, he was Vice President of Manufacturing for Kendall Health Care from 1997 until 2000, and from 1996 until 1997 he held various positions with INBRAND, including that of Senior Vice President of Manufacturing. Mr. Bruce graduated from the Georgia Institute of Technology in 1978 with a Bachelor of Science degree in Industrial Management.

     Eric G. Carter, M.D., Ph.D., age 56, has served as King’s Chief Science Officer since January 2007. Prior to joining King, he held several positions with GlaxoSmithKline commencing in 1999, most recently as Vice President and Global Head, Clinical Development and Medical Affairs, Gastroenterology, R&D. His earlier experience at GlaxoSmithKline included North American responsibility for Gastroenterology and for emerging therapeutic areas. Dr. Carter has served as a Clinical Associate Professor at the University of North Carolina for the Division of Digestive Diseases and Nutrition, School of Medicine. He previously held academic positions with the University of California, where he was responsible for establishing and directing many research programs. After earning a bachelor’s degree in Biochemistry from the University of London, Dr. Carter received his medical degree from the University of Miami and a doctor of philosophy degree from the University of Cambridge. He obtained board certification from the American Board of Internal Medicine, Gastroenterology and Clinical Nutrition and has authored or co-authored more than 50 scientific publications.

     James W. Elrod, age 47, has served as General Counsel since February 2006 and Secretary since May 2005. He was Acting General Counsel from February 2005 to February 2006. He previously served in various positions within King’s Legal Department since September 2003, including Vice President, Legal Affairs. Prior to joining King he served in various capacities at Service Merchandise Company, Inc. including Vice President, Legal Department. He previously practiced law in Nashville, Tennessee. Mr. Elrod earned a Juris Doctor degree from the University of Tennessee and a Bachelor of Arts degree from Berea College.

     James E. Green, age 48, has served as Executive Vice President, Corporate Affairs since April 2003. He was Vice President, Corporate Affairs commencing in June 2002 and was Senior Director, Corporate Affairs beginning in September 2000. Prior to joining King, he was engaged in the private practice of law for 15 years as a commercial transactions and commercial litigation attorney, having most recently served as the senior member of Green & Hale, a Professional Corporation, in Bristol, Tennessee. Mr. Green graduated from Southern Methodist University School of Law with a Juris Doctor degree in 1985 and Milligan College with a Bachelor of Science degree, cum laude, in 1982. He is licensed to practice law in Tennessee, Texas and Virginia.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our executive officers and directors, as well as owners of 10% or more of our common stock, are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) requires these persons to file with the SEC reports of their holdings and transactions in King Pharmaceuticals, Inc. common stock and options. Based on our records and representations from these persons, we believe that SEC beneficial ownership reporting requirements for 2007 were met, except with respect to one inadvertent late Form 4 filing by Mr. Rooker related to a transaction by the Jason Foundation, a charitable foundation with which Mr. Rooker is affiliated.

PROPOSAL 1 — ELECTION OF DIRECTORS

     The Board of Directors has nominated R. Charles Moyer, D. Gregory Rooker and Ted G. Wood for election at the 2008 annual meeting of shareholders to serve as Class I directors until the 2009 annual meeting of shareholders, or until their respective successors are elected and qualified.

     Information about the persons nominated for election as Class I directors, along with information about the Class II and Class III directors whose terms will continue after the 2008 annual meeting of shareholders, is provided beginning on page 4.

     Unless authority to vote for any of these nominees is withheld, the shares represented by proxies will be voted FOR the election of R. Charles Moyer, D. Gregory Rooker and Ted G. Wood as Class I directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Election of directors requires the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting.

The Board of Directors recommends a vote FOR the election
of R. Charles Moyer, D. Gregory Rooker and Ted G. Wood.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008. The Board proposes that the shareholders ratify this appointment.

     PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2007. We expect that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

     The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2007	2006
Audit fees (1)	$1,516,774	$1,715,318
Audit related fees (2)	24,032	289,159
Tax fees (3)	295,847	269,310
All other fees (4)	370,573	349,289
Total	$2,207,226	$2,623,076
     ____________________

(1)	Audit fees relate to work performed for the audit of financial statements or to services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or in connection with its audit engagement.

(2)	Audit related fees consisted principally of assurance and related services that are reasonably related to the performance of the audit or review of financial statements, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

(3)	Fees for professional services rendered by the independent registered public accounting firm for tax compliance, tax advice, and tax planning.

(4)	All other fees in 2007 and 2006 consisted of subscriptions to services and fees associated with service as Independent Review Organization in connection with the requirements of the Corporate Integrity Agreement between King and the Office of Inspector General of the United States Department of Health and Human Services.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for retaining, compensating, terminating and overseeing the work of our independent registered public accounting firm, and for pre-approving audit, audit-related and permitted non-audit services rendered by that firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

     Before the company or any of its subsidiaries engages the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policy. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee. Each year, the Audit Committee updates its list provided to the company of all Audit, Audit-related, Tax and All Other services that have the general or specific pre-approval of the Audit Committee for the subsequent twelve-month period. The Audit Committee specifically pre-approves the terms of audit services engagements, including quarterly reviews and Section 404 attestation services and approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters, from one year to the next. As regards the other kinds of services, while the Audit Committee believes that the independent registered public accounting firm can provide services such as assurance and related services, tax compliance and planning, and other permissible non-audit services that are routine and recurring without impairing the auditor’s independence, the Audit Committee carefully scrutinizes the scope of each proposed type of service prior to granting either general or specific pre-approval for any given year. In particular, the Audit Committee considers the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. When the Audit Committee has approved an estimated fee for a service, the pre-approval applies to all services described in the approval. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Requests to provide services that require specific approval by the Audit Committee must be submitted jointly to the Audit Committee by the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence. In 2006 and 2007, the Audit Committee approved all fees disclosed under “audit related fees,” “tax fees” and “all other fees” by PricewaterhouseCoopers LLP in accordance with applicable rules.

     In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative votes of the shares of common stock present
or represented by proxy at the meeting must exceed the opposing votes in order to ratify the appointment of the independent registered public accounting firm.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

OTHER MATTERS

     The Board knows of no matters which will be presented at the annual meeting other than those discussed in this proxy statement. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

     A copy of our Annual Report on Form 10-K for fiscal 2007 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice of Internet Availability of Proxy Materials. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

     We filed our Annual Report on Form 10-K with the SEC on February 29, 2008. We will mail without charge, upon the request of a shareholder, a copy of our Annual Report on Form 10-K for fiscal 2007, without exhibits. Requests should be directed to Broadridge Financial Solutions, Inc. at (800) 579-1639.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES W. ELROD
General Counsel and Secretary

Bristol, Tennessee
April 15, 2008

KING PHARMACEUTICALS, INC. 501 FIFTH STREET BRISTOL, TN 37620
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by King Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to King Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are not voting via telephone or the Internet, please detach along perforated line and mail in the envelope provided promptly as votes submitted by mail must be received prior to the annual meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KINGP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KING PHARMACEUTICALS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

Vote on Directors

1.	Election of three Class I directors to serve until the 2009 annual meeting of shareholders, or until their successors have been duly elected and qualified

Nominees:

	01)	R. Charles Moyer
	02)	D. Gregory Rooker
	03)	Ted G. Wood

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain

2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2008	☐	☐	☐

Note:	Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KING PHARMACEUTICALS, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 29, 2008, 9:00 A.M. EASTERN DAYLIGHT TIME

Directions to The Umstead Hotel
100 Woodland Pond
Cary, North Carolina 27513
Tel: 919-447-4000

From RDU International Airport: Take I-40 East to Exit 287 (North Harrison Avenue). Turn right onto North Harrison Avenue. At the first traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.

Traveling on I-40 East: Follow I-40 East to Exit 287 (North Harrison Avenue). Turn right onto North Harrison Avenue. At the first traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.

Traveling on I-40 West: Follow I-40 West to Exit 287 (North Harrison Avenue). Turn left onto North Harrison Avenue. At the second traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.

Traveling on I-95 North: Follow I-95 North into North Carolina. Take I-40 West to Exit 287 (North Harrison Avenue). Turn left onto North Harrison Avenue. At the second traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.

Traveling on I-85 North: Follow I-85 North towards Durham, NC. From Durham, take Durham Freeway South (Hwy 147 South) to I-40 East. Follow I-40 East to Exit 287 (North Harrison Avenue). Turn right onto North Harrison Avenue. At the first traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.

Traveling on I-85 South: Follow I-85 South to Durham, NC. From Durham, take Durham Freeway South (Hwy 147 South) to I-40 East. Follow I-40 East to Exit 287 (North Harrison Avenue). Turn right onto North Harrison Avenue. At the first traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.

Traveling on I-95 South: Follow I-95 South into North Carolina. Take I-40 West to Exit 287 (North Harrison Avenue). Turn left onto North Harrison Avenue. At the second traffic light turn left onto SAS Campus Drive. The Umstead Hotel at 100 Woodland Pond is on the left.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you choose to attend the shareholders' meeting, you will be required to present this Notice Regarding Internet Availability of Proxy Materials and valid photographic identification.

ANNUAL MEETING OF SHAREHOLDERS OF
KING PHARMACEUTICALS, INC.
May 29, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned appoints each of James W. Elrod and William L. Phillips III, or either of them, with full power of substitution and revocation as Proxy, to vote all shares of stock standing in my name on the books of King Pharmaceuticals, Inc. (the "Company") at the close of business on March 24, 2008, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at The Umstead Hotel, 100 Woodland Pond, Cary, North Carolina, on Thursday May 29, 2008, at 9:00 a.m., Eastern Daylight Time, and at any and all adjournments, upon the matters set forth in the notice of the meeting. The Proxy is further authorized to vote according to the recommendation of management as to any other matters which may come before the meeting. At the time of preparation of the Proxy Statement, the Board of Directors knows of no business to come before the meeting other than that referred to in the Proxy Statement.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of King Pharmaceuticals, Inc. and the related Proxy Statement.

     THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE AND WHEN NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD AS DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)